Exhibit 2.1

AGREEMENT AND PLAN

OF REORGANIZATION AND MERGER

BY AND AMONG

M&F BANCORP, INC.,

MECHANICS & FARMERS BANK

AND

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

August 9, 2007

3.06.	Validity of Transactions; Absence of Required Consents or Waivers	22
3.07.	Books and Records of Bancorp and M&F Bank	22
3.08.	Reports of Bancorp and M&F Bank	23
3.09.	Bancorp Financial Statements	23
3.10.	Tax Returns and Other Tax Matters	23
3.11.	Disclosure	24
3.12.	Absence of Material Adverse Effect	24
3.13.	Absence of Undisclosed Liabilities	24
3.14.	Compliance with Existing Obligations	24
3.15.	Litigation and Compliance with Law	24
3.16.	Real Properties	25
3.17.	Loans, Accounts, Notes and Other Receivables	26
3.18.	Securities Portfolio and Investments.	27
3.19.	Personal Property and Other Assets	28
3.20.	Patents and Trademarks	28
3.21.	Environmental Matters	28
3.22.	Material Contracts	29
3.23.	Insurance of Deposits	29
3.24.	Obstacles to Regulatory Approval	29
3.25.	SEC and FDIC Reports	29

ARTICLE IV COVENANTS OF MUTUAL		30
4.01.	Affirmative Covenants of Mutual	30
4.02.	Negative Covenants of Mutual	35

ARTICLE V COVENANTS OF BANCORP		38
5.01.	Affirmative Covenants of Bancorp and M&F Bank	38

ARTICLE VI – ADDITIONAL AGREEMENTS		40
6.01	Investigation and Confidentiality	40
6.02	Preparation and Distribution of S-4 and Proxy Statement/Prospectus	40
6.03.	Regulatory Approvals	41
6.04.	Information for Proxy Statement/Prospectus and Applications for Regulatory Approvals	41
6.05.	Expenses	41
6.06	Announcements	42
6.07.	Treatment of Stock Options	42
6.08.	Treatment of 401(k)/Thrift Plan	42
6.09	Treatment of ESOP	43
6.10	Directors’ and Officers’ Liability Insurance	43
6.11	Indemnification	43
6.12	Tax Opinion	44
6.13	Affiliate Agreements	44
6.14	Exemption from Liability Under Section 16(b)	44

ARTICLE VII – CONDITIONS PRECEDENT TO MERGER		44
7.01.	Conditions to all Parties’ Obligations	44
7.02.	Additional Conditions to M&F Bank and Bancorp’s Obligations	46
7.03.	Additional Conditions to Mutual’s Obligations	48

ARTICLE VIII – TERMINATION; BREACH; REMEDIES		49
8.01	Termination	49
8.02	Effect of Termination	50
8.03	Expenses	50
8.04	Wrongful Termination	50
8.05	Termination Fee	50
8.06	Payment Method	50

ARTICLE IX – MISCELLANEOUS PROVISIONS		50

ii

9.01.	Survival of Representations, Warranties, Indemnification and Other Agreements	50
9.02.	Waiver	51
9.03.	Amendment	51
9.04.	Notices	51
9.05.	Further Assurance	52
9.06	Headings and Captions	52
9.07	Gender and Number	52
9.08.	Entire Agreement	52
9.09.	Severability of Provisions	52
9.10.	Assignment	52
9.11.	Counterparts	52
9.12.	Governing Law	52
9.13.	Previously Disclosed Information	52
9.14	Knowledge	53
9.15	Inspection	53

iii

AGREEMENT AND PLAN OF

REORGANIZATION AND MERGER

BY AND AMONG

M&F BANCORP, INC.,

MECHANICS & FARMERS BANK

AND

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (the “Agreement”) is entered into as of the 9th day of August, 2007, by and among M&F BANCORP, INC. (“Bancorp”), MECHANICS & FARMERS BANK (“M&F Bank”), and MUTUAL COMMUNITY SAVINGS BANK, INC., SSB (“Mutual”).

WHEREAS, Bancorp is a North Carolina business corporation with its principal office and place of business located in Durham, North Carolina, a bank holding company registered with the Board of Governors of the Federal Reserve System (“FRB”) and the owner of all of the issued and outstanding shares of common stock of M&F Bank; and

WHEREAS, M&F Bank is a North Carolina banking corporation with its principal office and place of business located in Durham, North Carolina; and,

WHEREAS, Mutual is a North Carolina state savings bank with its principal office and place of business located in Durham, North Carolina; and,

WHEREAS, Bancorp and Mutual have agreed that it is in their mutual best interests and in the best interests of their respective shareholders for Mutual to be acquired by Bancorp and merged with and into M&F Bank in the manner and upon the terms and conditions contained in this Agreement; and,

WHEREAS, to effectuate the foregoing, Bancorp and Mutual desire to adopt this Agreement as a plan of reorganization in accordance with the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and,

WHEREAS, Bancorp’s and M&F Bank’s respective Boards of Directors have each adopted this Agreement and Bancorp’s Board of Directors, as the sole shareholder of M&F Bank, desires to approve this Agreement by authorizing the execution hereof; and,

WHEREAS, Mutual’s Board of Directors has adopted this Agreement and will recommend to Mutual’s shareholders that they approve this Agreement and the transactions described herein.

NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and the representations, warranties, conditions, covenants and promises herein contained, and subject to the terms and conditions hereof, Bancorp, M&F Bank and Mutual hereby adopt and make this Agreement and mutually agree as follows:

ARTICLE I

THE MERGER

1.01. Names of Merging Corporations. The names of the corporations proposed to be merged are Mechanics & Farmers Bank and Mutual Community Savings Bank, Inc., SSB.

1.02. Nature of Transaction; Plan of Merger. Subject to the provisions of this Agreement, at the “Effective Time” (as defined in Section 1.07 below), Mutual will be merged with and into M&F Bank (the “Merger”).

1.03. Effect of Merger; Surviving Corporation. At the Effective Time, and by reason of the Merger, the separate corporate existence of Mutual shall cease while the corporate existence of M&F Bank as the surviving corporation in the Merger shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger. Following the Merger, M&F Bank shall continue to operate as a North Carolina banking corporation and will conduct its business at its then legally established branches and main office. The duration of the corporate existence of M&F Bank, as the surviving corporation, shall be perpetual and unlimited.

1.04. Assets and Liabilities of Mutual. At the Effective Time, and by reason of the Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of Mutual (including without limitation all real, personal or mixed property, all debts due on whatever account, all other choses in action and every other interest of or belonging to or due to Mutual, whether tangible or intangible) shall be transferred to and vest in M&F Bank, and M&F Bank shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of Mutual (including all trust and other fiduciary properties, powers and rights), all without any transfer, conveyance, assignment or further act or deed; and, M&F Bank shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of Mutual (including duties as trustee or fiduciary) as of the Effective Time.

1.05. Conversion and Exchange of Stock.

(a) Merger Consideration. Except as otherwise provided in this Agreement, at the Effective Time all rights of Mutual’s shareholders with respect to all outstanding shares of Mutual’s $0.01 par value common stock (the “Mutual Common Stock”) shall cease to exist and, as consideration for and to effect the Merger, each such outstanding share shall be converted, without any action by Bancorp, Mutual or any Mutual shareholder, into the right to receive one (1) share of no par value common stock issued by Bancorp (“Bancorp Common Stock”), all in the manner and subject to the limitations described in this Agreement. The foregoing consideration, collectively and in the aggregate, shall be referred to herein as “Merger Consideration.”

(b) Fractional Shares. No fractional shares of Bancorp Common Stock shall be issued or delivered in connection with the Merger.

(c) Exchange Procedures. Within five (5) business days after the Effective Time, Bancorp shall cause Bancorp’s transfer agent (the “Exchange Agent”) to mail to the shareholders of Mutual Common Stock of record at the Effective Time transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing shares of Mutual Common Stock prior to such Effective Time (the “Mutual Certificates”) shall pass, only upon proper delivery of the Mutual Certificates to the Exchange Agent). After such Effective Time, each holder of Mutual Common Stock issued and outstanding at such Effective Time shall surrender the Mutual Certificate or Mutual Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the number of shares of Bancorp’s Common Stock. Bancorp shall not be obligated to deliver any stock until such holder surrenders the Mutual Certificate(s) representing such holder’s Mutual Common Stock. The Mutual Certificate(s) so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Bancorp nor the Exchange Agent shall be liable to any holder of Mutual Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property law.

To the extent permitted by applicable law, former shareholders of record of Mutual shall be entitled to vote after the Merger Consideration has been paid pursuant to the provisions of this Section 1.05 at any meeting of Bancorp shareholders the number of whole shares of Bancorp Common Stock into which their respective Mutual Common Stock are converted pursuant to the Merger, regardless of whether such holders have exchanged their Mutual Certificates for certificates representing Bancorp Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Bancorp on Bancorp Common Stock, the record date of which is at or after the Effective Time of the Merger, the declaration shall include dividends or other distributions on all shares of Bancorp Common Stock issuable pursuant to this Agreement, but beginning at such Effective Time no dividend or other distribution payable to the holders of record of Bancorp Common Stock as of any time subsequent to such Effective Time shall be required to be delivered to the holder of Mutual Certificate(s) until such holder surrenders such Mutual Certificates for exchange as provided in this Section 1.05. However, upon surrender of such Mutual Certificate(s), both the certificate(s) representing the shares of Bancorp Common Stock to which such holder is entitled and any such undelivered dividends (without any interest) shall be delivered and paid with respect to each share represented by such certificates.

As used in this Agreement, “business day” or “business days” shall mean those days when banks in North Carolina are open for business.

(d) Closing Payment. At the Effective Time or as soon thereafter as is reasonably practicable, the holders of Mutual Common Stock shall surrender their Mutual Certificates to Bancorp and in exchange therefor, Bancorp shall issue and deliver to each such holder certificates representing the number of shares of Bancorp Common Stock to which each holder is entitled. Bancorp shall not be obligated to deliver any of such shares of Bancorp Common Stock until such holder surrenders the Mutual Certificate(s) representing each such holder’s Mutual Common Stock.

(e) Antidilutive Adjustments. If, prior to the Effective Time, Bancorp shall declare any dividend payable in shares of Bancorp Common Stock or shall subdivide, split, reclassify or combine the presently outstanding shares of Bancorp Common Stock, then an appropriate and proportionate adjustment shall be made in the number of shares of Bancorp Common Stock to be issued in exchange for each of the shares of Mutual Common Stock.

(f) Dissenters. Any shareholder of Mutual who properly exercises the right of dissent and appraisal with respect to the Merger as provided in Section 55-13-02 of the North Carolina General Statutes (“Dissenter’s Rights”) shall be entitled to receive payment of the fair value of his or her shares of Mutual Common Stock in the manner and pursuant to the procedures provided therein. Shares of Mutual Common Shares held by persons who exercise Dissenter’s Rights shall not be converted as described in Section 1.05(a). However, if any shareholder of Mutual who exercises Dissenter’s Rights shall fail to perfect those rights, or effectively shall waive or lose such rights, then each of his, her or its shares of Mutual Common Stock shall be deemed to have been converted into the right to receive the Merger Consideration.

(g) Lost Certificates. Shareholders of Mutual whose Mutual Certificates have been lost, destroyed, stolen or otherwise are missing shall be entitled to receive the Merger Consideration to which they are entitled in accordance with and upon compliance with reasonable conditions imposed by Bancorp, including without limitation a requirement that those shareholders provide lost instrument indemnities or surety bonds in form, substance and amounts satisfactory to Bancorp.

1.06 Articles of Incorporation, Bylaws and Management. The Articles of Incorporation and the Bylaws of Bancorp in effect at the Effective Time will remain in effect until otherwise amended in accordance with law and the Bancorp Bylaws. The Articles of Incorporation and Bylaws of M&F Bank in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of M&F Bank as the surviving corporation of the Merger. The directors and officers of Bancorp and M&F Bank in office at the Effective Time shall continue to hold such offices until removed as provided by law or until the election or appointment of their respective successors.

1.07. Closing; Effective Time. The closing of the Merger and other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Bancorp, in Durham, North Carolina, or at such other place as Bancorp and Mutual may agree, on a date mutually agreeable to Bancorp and Mutual (the “Closing Date”) after receipt of all required approvals of governmental or regulatory authorities having jurisdiction over Bancorp, M&F Bank or Mutual (collectively, the “Regulatory Authorities”) of the transactions described herein and the expiration of any and all required waiting periods following the effective date of such required approvals of the Merger (but in no event later than the later of: (i) sixty (60) days following the expiration of all such required waiting periods; and (ii) March 31, 2008). At the Closing, Bancorp and Mutual shall each take such actions (including without limitation the delivery of certain closing documents and the execution of Articles of Merger under North Carolina law) as are required in this Agreement and as otherwise shall be required by law to consummate the Merger and cause it to become effective.

Subject to the terms and conditions set forth in this Agreement, the Merger shall become effective on the date and at the time (the “Effective Time”) specified in Articles of Merger, containing the appropriate certificate of approval of the North Carolina Commissioner of Banks, executed by M&F Bank, and filed by it with the North Carolina Secretary of State in accordance with applicable law; provided, however, that the Effective Time shall in no event be more than five (5) business days following the Closing Date.

1.08 Outstanding Bancorp and M&F Bank Common Stock. The status of shares of Bancorp Common Stock and M&F Bank Common Stock outstanding immediately prior to the Effective Time shall not be affected by the Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF MUTUAL

Except as otherwise specifically described in this Agreement or as “Previously Disclosed” (as defined in Section 9.13) by Mutual to Bancorp and/or M&F Bank, Mutual hereby makes the following representations and warranties to Bancorp and M&F Bank.

2.01. Organization; Standing; Power.

(a) Mutual (i) is duly organized and incorporated, validly existing and in good standing as a state savings bank under the laws of the State of North Carolina; (ii) has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as it now is being conducted; (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by it therein, or in which the transaction of its business, makes such qualification necessary, except where failure so to qualify would not have a Material Adverse Effect on Mutual; and (iv) is not transacting business or operating any properties owned or leased by it in violation of any provision of federal, state or local law or any rule or regulation promulgated thereunder, except where such violation would not have a Material Adverse Effect on Mutual.

As used in this Agreement, the term “Material Adverse Effect” means, with respect to Mutual, Bancorp or M&F Bank, as the case may be, any change, effect, event, occurrence or state of facts which, individually or together with any other change, effect, event, occurrence or state of facts: (x) is materially adverse to the prospects, business, assets, loan portfolio, deposits, investments, properties, operations, results of operations or financial condition of such party and its Subsidiaries, (y) with the lapse of time or otherwise, is likely to be materially adverse to the prospects, business, assets, loan portfolio, deposits, investments, properties, operations, results of operations or financial condition of such party and its Subsidiaries, or (z) materially and adversely affects the ability of such party to perform its obligations hereunder or materially and adversely affects the timely consummation of the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (i) any change in the value of the securities or loan portfolio of such party, whether held as available for sale or held to maturity, resulting from changes in the prevailing level of interest rates; (ii) any change, effect, event or occurrence resulting from the announcement or performance of this Agreement and the transactions contemplated hereby, including the expenses incurred by such party in consummating the transactions contemplated by this Agreement; (iii) any change in banking, or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities; (iv) any change in generally accepted accounting principles in the United States (“GAAP”) or regulatory accounting requirements applicable to banks or their holding companies generally; and (v) the payment of any amounts due to, or the provision of any other benefits to, any directors, officers or employees of Mutual and its Subsidiary pursuant to employment agreements, plans and other arrangements specifically described in this Agreement.

As used in this Agreement, the word “Subsidiary” when used with respect to any party means any bank, savings bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. Mutual is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. Mutual is a member of the Federal Home Loan Bank (“FHLB”) of Atlanta.

(b) Mutual Service Corporation of Durham, Inc. (“Service Corporation”) (i) is duly organized and incorporated, validly existing and in good standing under the laws of the State of North Carolina; (ii) has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as it now is being conducted; (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by it therein, or in which the transaction of its business, makes such qualification necessary, except where failure so to qualify would not have a Material Adverse Effect on Mutual; and (iv) is not transacting business or operating any properties owned or leased by it in violation of any provision of federal, state or local law or any rule or regulation promulgated thereunder, except where such violation would not have a Material Adverse Effect on Mutual. Mutual expects to terminate Service Corporation prior to the Effective Time.

2.02 Capital Stock.

Mutual’s authorized capital stock consists of (i) 1,000,000 shares of Mutual Common Stock, $0.01 par value per share, of which 363,719 shares are issued and outstanding as of the date of this Agreement (including the allocated and unallocated shares of Mutual Common Stock held under the ESOP, as defined in Section 6.09 hereof); and (ii) 250,000 shares of preferred stock, $0.01 par value per share, of which no shares are issued and outstanding as of the date of this Agreement. As of the date of this Agreement, Mutual has 25,214 shares of Mutual Common Stock reserved for issuance under employee and director stock option plans, pursuant to which options covering 25,214 shares of Mutual Common Stock are outstanding. As of the date of this Agreement, Mutual has no outstanding warrants.

As of the date of this Agreement, 46 shares of Mutual Common Stock are held by Mutual’s Management Recognition Plan (the “MRP”). Shares of Mutual Common Stock that are held by the MRP shall not be considered to be outstanding and shall be cancelled (and not converted) by virtue of the Merger at the Effective Time.

Each of the issued and outstanding shares of Mutual Common Stock (i) has been duly authorized, is validly issued and outstanding and is fully paid and nonassessable, and (ii) has not been issued in violation of the preemptive rights of any shareholder. The Mutual Common Stock has been registered with the Federal Deposit Insurance Corporation (“FDIC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Mutual is subject to the registration and reporting requirements of the Exchange Act.

Mutual owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of Service Corporation free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares, equity or membership ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Service Corporation has no, and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

There are no fractional shares of Mutual Common Stock issued and outstanding.

2.03. Principal Shareholders. No person or entity is known to management of Mutual to beneficially own, directly or indirectly, more than 5% of the outstanding shares of Mutual Common Stock.

2.04. Subsidiaries. Other than Service Corporation, Mutual has no Subsidiaries, direct or indirect, and, except for equity securities included in its investment portfolio at March 31, 2007, does not own any stock or other equity interest in any other corporation, service corporation, joint venture, partnership, limited liability company or other entity.

2.05. Convertible Securities, Options, Etc. Except as specifically set out in Section 2.02, Mutual does not have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of Mutual Common Stock or any other securities of Mutual; (ii), options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of Mutual Common Stock or any other securities of Mutual; or (iii) plans, agreements or other arrangements pursuant to which shares of Mutual Common Stock or any other securities of Mutual, or options, warrants, rights, calls or other commitments of any nature pertaining to any securities of Mutual, have been or may be issued.

2.06. Authorization and Validity of Agreement. This Agreement has been duly and validly approved by the Board of Directors of Mutual. Subject only to approval of the shareholders of Mutual in the manner required by law and receipt of all required approvals of the Regulatory Authorities of the transactions described herein, (i) Mutual has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described in this Agreement, (ii) all corporate proceedings and approvals required to authorize Mutual to enter into this Agreement and to perform its obligations and agreements and carry out the transactions described herein have been duly and properly completed or obtained, and (iii) this Agreement constitutes the valid and binding agreement of Mutual enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions, and (D) the rights of the United States under the Federal Tax Lien Act of 1966, as amended).

2.07. Validity of Transactions; Absence of Required Consents or Waivers. Subject to the receipt of required approvals of Regulatory Authorities, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by Mutual with any of the obligations or agreements contained herein, nor any action or inaction by Mutual required herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Articles of Incorporation or Bylaws of Mutual, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which Mutual is bound or by which it or its business, capital stock or any of its properties or assets may be affected, whether with a private person or entity or with a Regulatory Authority; (ii) result in the creation or imposition of any material lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of Mutual; (iii) violate any applicable federal or state statute, law, rule or regulation, or any judgment, order, writ, injunction or decree of any court, administrative or Regulatory Authority or on Mutual’s ability to consummate the transactions described herein or to carry on the business of Mutual as presently conducted; (iv) result in the acceleration of any material obligation or indebtedness of Mutual; or (v) materially interfere with or otherwise materially, adversely affect Mutual’s abilities to carry on its business as presently conducted.

No consents, approvals or waivers are required to be obtained from any person or entity in connection with Mutual’s execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of Regulatory Authorities and the shareholders of Mutual.

2.08. Books and Records of Mutual. Mutual’s books of account and business records have been maintained in all material respects in compliance with all applicable legal, accounting and regulatory requirements (including GAAP), and such books and records are complete and reflect accurately in all material respects Mutual’s items of income and expense and all of its assets, liabilities and shareholders’ equity. The minute books of Mutual are complete and accurately reflect in all material respects all corporate actions which its shareholders and board of directors, and all committees thereof, have taken during the time periods covered by such minute books, and, all such minute books have been or will be made available to Bancorp and its representatives.

2.09. Reports of Mutual. Since December 31, 2003, Mutual has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto (and has paid all fees and assessments due and payable in connection therewith), that were required to be filed with (i) the North Carolina Commissioner of Banks (the “Commissioner”), (ii) the FDIC, and (iii) any other Regulatory Authorities. All such reports, registrations and statements filed by Mutual with the Commissioner, the FDIC, and any other Regulatory Authorities are collectively referred to in this Agreement as the “Mutual Reports.” To the knowledge of management (as such term is defined in Section 9.14 hereof), the Mutual Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the Regulatory Authorities with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Mutual has not been notified that any such Mutual Reports were deficient in any material respect as to form or content.

2.10. Mutual Financial Statements. Mutual has Previously Disclosed to Bancorp copies of its audited statements of financial condition as of December 31, 2006, 2005 and 2004 and its audited statements of income, shareholders’ equity and cash flows for the years ended December 31, 2006, 2005 and 2004, together with notes thereto (collectively, the “Mutual Audited Financial Statements”), together with copies of Mutual’s, unaudited statement of financial condition as of March 31, 2007, and unaudited statements of income and cash flows for the three-months ended March 31, 2007 (collectively, the “Mutual Interim Financial Statements”). Following the date of this Agreement, Mutual promptly will deliver to Bancorp all other annual or interim financial statements prepared by or for Mutual. The Mutual Audited Financial Statements and the Mutual Interim Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, (ii) are in accordance with Mutual’s books and records, (iii) are subject to normal audited year end financial adjustments applicable to the Mutual Interim Financial Statements, and (iv) present fairly in all material respects Mutual’s financial condition, assets and liabilities, results of operations, changes in shareholders’ equity and changes in cash flows as of the dates indicated and for the periods specified therein. The Mutual Audited Financial Statements have been audited by Dixon Hughes PLLC, which currently serves as Mutual’s independent certified public accountants.

2.11. Tax Returns and Other Tax Matters. (i) Mutual has timely filed or caused to be filed all federal, state and local income tax returns and reports which are required by law to have been filed, and all such returns and reports were true, correct and complete and contained all material information required to be contained therein; (ii) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against Mutual or its properties have been fully paid or, if not yet due, a reserve or accrual, which is adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes, is reflected on the Mutual Interim Financial Statements; (iii) the income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other tax returns and reports of Mutual have not been subjected to audit by the Internal Revenue Service (the “IRS”) or the North Carolina Department of Revenue in the last six (6) years and Mutual has not received any indication of the pendency of any audit or examination in connection with any such tax return or report and no such return or report is subject to adjustment; and (iv) Mutual has not executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax year, the audit of any such tax return or report, or the assessment or collection of any tax.

2.12. Absence of Material Adverse Effect.

(a) Since December 31, 2006, Mutual has conducted its business only in the ordinary course, and there has been no Material Adverse Effect with respect to Mutual.

(b) Except for (i) the sale of Service Corporation’s interest in Piedmont Investment Advisors, LLC; and (ii) the two separate sales of Loans by Mutual, as Previously Disclosed, since December 31, 2006, Mutual has not incurred any material liability, engaged in any material transaction, entered into any material agreement, increased the salaries, compensation or general benefits payable or provided to its employees, suffered any material loss, destruction or damage to any of its properties or assets, or made a material acquisition or disposition of any assets or entered into any material contract or lease.

2.13. Absence of Undisclosed Liabilities. Mutual does not have any material pending or, to the knowledge of management, threatened liabilities or obligations, whether matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including without limitation tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the Mutual Audited Financial Statements or Mutual Interim Financial Statements, (ii) increases in deposit accounts in the ordinary course of business since March 31, 2007, or (iii) unclosed Loan commitments permitted under this Agreement since March 31, 2007, and which do not exceed $50,000 in the case of any individual Loan. Notwithstanding the foregoing, Mutual does not have any unfunded commitments (including without limitation, operating leases and any other off balance sheet obligations or commitments) as of the date of this Agreement.

As used in this Agreement, the term “Loan” shall mean all loans, leases and overdraft protection loans, and other extensions of credit.

2.14. Compliance with Existing Obligations. Mutual has performed in all material respects all obligations required to be performed under, and is not in default in any material respect under, or in violation in any material respect of, the terms and conditions of its Articles of Incorporation, Bylaws, material contracts, agreements, leases, mortgages, notes, bonds, indentures, licenses, obligations, understandings or other undertakings (whether oral or written) to which it is bound or by which its business, operations, capital stock or any property or assets may be affected.

2.15. Litigation and Compliance with Law.

(a) There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or any facts or circumstances which reasonably could result in such) including without limitation any such action, suit, arbitration, controversy or other proceeding or investigation by any Regulatory Authority, which currently exist or are ongoing, pending or, threatened, contemplated or probable of assertion, against, relating to or otherwise affecting Mutual or any of its properties, assets or employees.

(b) Mutual has all licenses, permits, orders, authorizations or approvals (“Permits”) of all federal, state, local or foreign governmental or regulatory agencies that are material to or necessary for the conduct of its business or to own, lease and operate its properties; all such Permits are in full force and effect; no violations have occurred with respect to any such Permits; no proceeding is pending or threatened or probable of assertion to suspend, cancel, revoke or limit any Permit.

(c) Mutual is not subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any Regulatory Authority (including without limitation the Commissioner or the FDIC) relating to financial condition, directors or officers, employees, operations, capital, regulatory compliance or any other matter; there are no judgments, orders, stipulations, injunctions, decrees or awards against Mutual which limit, restrict, regulate, enjoin or prohibit any present or past business or practice of Mutual; and, Mutual has not been advised and has no reason to believe that any Regulatory Authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, writ, injunction, directive, memorandum, judgment, stipulation, decree or award.

(d) Mutual is not in violation or default under, and has complied in all material respects with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other Regulatory Authority having jurisdiction or authority over it or its business operations, properties or assets (including without limitation all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other federal and state laws and regulations applicable to extensions of credit by Mutual). There is no basis for any claim by any person or authority for compensation, reimbursement, damages or other penalties or relief for any violations described in this subsection (d).

2.16. Real Properties.

(a) Mutual has Previously Disclosed to Bancorp a listing of all real property owned by Mutual (including Mutual’s banking facilities and all other real estate or foreclosed properties, including improvements thereon, owned by Mutual) (collectively, the “Mutual Real Property”) and all leases pertaining to any real property leased to Mutual or leased by Mutual to a third party (the “Mutual Real Property Leases”). With respect to each parcel of the Mutual Real Property, Mutual has good and marketable fee simple title to the Mutual Real Property and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects and exceptions to title other than (i) the lien of current taxes not yet due and payable, and (ii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially affect the value of the Mutual Real Property or which do not and will not materially detract from, interfere with or restrict the present use of the Mutual Real Property or any future use consistent therewith. With respect to each Mutual Real Property Lease (A) such lease is valid and enforceable in accordance with its terms, (B) there currently exists no circumstance or condition which constitutes an event of default by Mutual (as lessor or lessee) or its lessor or which, with the passage of time or the giving of required notices will or could constitute such an event of default, and (C) subject to any required consent of lessor, each such Mutual Real Property Lease may be assigned to Bancorp and/or M&F Bank and the execution and delivery of this Agreement, or the consummation of the transactions described herein will not and does not constitute an event of default under such Mutual Real Property Leases; and

(b) The Mutual Real Property and Mutual Real Property Leases comply in all material respects with all applicable federal, state and local laws, regulations, ordinances or orders of any governmental or regulatory authority (excluding Environmental Laws which are addressed by Section 2.22 below), including those relating to zoning, building and use permits, and the parcels of the Mutual Real Property and the Mutual Real Property Leases upon which Mutual’s offices or other offices are situated, or which are used by Mutual in conjunction with its banking or other offices or for other purposes, may, under applicable zoning ordinances, be used for the purposes for which they currently are used as a matter of right rather than as a conditional or nonconforming use.

(c) All improvements and fixtures included in or on the Mutual Real Property are in good condition and repair, ordinary wear and tear excepted, and there does not exist any condition which in any material respect interferes with Mutual’s use (or will interfere with Bancorp’s use after the Merger) or affects the economic value thereof.

2.17. Loans, Accounts, Notes and Other Receivables.

(a) All loans, accounts, notes and other receivables reflected as assets on Mutual’s books and records (i) have resulted from bona fide business transactions in the ordinary course of business, (ii) in all material respects were made in accordance with Mutual’s standard practices and procedures, and (iii) are owned by Mutual free and clear of all liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or the ownership or collection rights of any other person or entity.

(b) All records of Mutual regarding all outstanding loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, each loan which Mutual’s loan documentation indicates is secured by any real or personal property or property rights (as used in this Article II, “Loan Collateral”) is secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in Mutual’s records of such loan.

(c) Each loan reflected as an asset on Mutual’s books, and each guaranty thereof, is the legal, valid and binding obligation of the applicable obligor or guarantor thereof, and no defense, offset or counterclaim has been asserted with respect to any such loan or guaranty.

(d) Mutual has Previously Disclosed to Bancorp (i) a written listing of each loan, extension of credit or other asset of Mutual which, as of March 31, 2007, was classified by the Commissioner, the FDIC or by Mutual as “Loss,” “Doubtful,” “Substandard” or “Special Mention” (or otherwise by words of similar import), or which Mutual otherwise has designated as a special asset or for special handling or placed on any “watch list” because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, and (ii) a written listing of each loan or extension of credit of Mutual which, as of March 31, 2007, was past due more than 30 days as to the payment of principal or interest, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, was the subject of a proceeding in bankruptcy or has indicated any inability or intention not to repay such loan or extension of credit.

(e) To the knowledge of management, each of the loans and other extensions of credit of Mutual (with the exception of those loans and extensions of credit specified in the written listings described in Section 2.17(d) above) is collectible in the ordinary course of business in an amount which is not less than the amount at which it is carried on its books and records.

(f) Mutual’s reserve for possible loan and lease losses (as used in this Article II, the “Loan Loss Reserve”) has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the Commissioner and the FDIC and, in the best judgment of the management of Mutual, is reasonable in view of the size and character of Mutual’s loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in Mutual’s loan portfolio and other real estate owned.

2.18. Absence of Interest Rate Risk Management Instruments. Mutual does not have, and is not a party to, any interest rate swaps, caps, floors or option agreements or other interest rate risk management arrangements, whether entered into for the account of Mutual or for the account of a customer of Mutual.

2.19. Securities Portfolio and Investments. Mutual has Previously Disclosed to Bancorp a listing of all securities owned, of record or beneficially, by Mutual as of March 31, 2007. All securities owned, of record or beneficially, by Mutual are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory (other than customary pledges in the ordinary course of its business to secure public funds deposits), which would materially impair the ability of Mutual to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which Mutual is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” under which Mutual has “purchased” securities under agreement to resell, Mutual has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed to Mutual which is secured by such collateral.

Since March 31, 2007, there has been no material deterioration or adverse change in the quality, or any material decrease in the value, of the securities portfolio of Mutual as a whole, except as resulting from changes in the prevailing level of interest rates or other market fluctuations, outside the control of Mutual.

2.20. Personal Property and Other Assets. All banking equipment, data processing equipment, vehicles, and other personal property used by Mutual and material to the operation of its business are owned by Mutual free and clear of all liens, encumbrances, leases, title defects or exceptions to title. All personal property of Mutual material to its business is in good operating condition and repair, ordinary wear and tear excepted.

2.21. Patents and Trademarks. Mutual owns, possesses or has the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct its business as now conducted. Mutual has not violated, and currently is not in conflict with, any patent, license, trademark, trade name, copyright or proprietary right of any other person or entity.

2.22. Environmental Matters.

(a) As used in this Agreement, “Environmental Laws” shall mean, without limitation:

(i) all federal, state and local statutes, regulations, ordinances, orders, decrees, and similar provisions having the force or effect of law for the protection of human health, natural resources, or the environment (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act; the Superfund Amendment and Reauthorization Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Oil Pollution Act; the Coastal Zone Management Act; Subtitle I of the Hazardous and Solid Waste Amendments of 1984; any “Superfund” or “Superlien” law; the North Carolina Oil Pollution and Hazardous Substances Control Act; the North Carolina Water and Air Resources Act; and the North Carolina Occupational Safety and Health Act, including any amendments thereto from time to time), and

(ii) all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control, or clean-up of any “Hazardous Substances” (as defined below).

“Hazardous Substance” shall mean any materials, substances, wastes, chemical substances, or mixtures presently listed, defined, designated, or classified as hazardous, toxic, or dangerous, or otherwise regulated, under any Environmental Laws, whether by type, quantity or concentration, including without limitation pesticides, pollutants, contaminants, toxic chemicals, oil, or other petroleum products, byproducts or additives, asbestos or materials containing (or presumed to contain) asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, lead, radon, methyl tertiary butyl ether or radioactive material.

(b) Mutual has Previously Disclosed to Bancorp copies of all written reports, correspondence, notices or other information or materials, if any, in its possession pertaining to environmental surveys or assessments of the Mutual Real Property, and any improvements thereon, or pertaining to any violation or alleged violation of Environmental Laws on, affecting or otherwise involving the Mutual Real Property or involving Mutual.

(c) To the knowledge of management, there has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, emission, discharge, release, or threatened release of any Hazardous Substances by any person on, from or relating to the Mutual Real Property which constitutes a violation of any Environmental Laws, or would require any removal, clean-up or remediation of any Hazardous Substances from, on or relating to the Mutual Real Property under any Environmental Laws.

(d) To the knowledge of management, Mutual is in compliance with all Environmental Laws, the noncompliance with which will not have a Material Adverse Effect on Mutual.

(e) To the knowledge of management, Mutual is not subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to the Mutual Real Property.

(f) To the knowledge of management, no facts, events or conditions relating to the Mutual Real Property or the operations of Mutual at any of its office locations, will prevent, hinder or limit continued substantial compliance with Environmental Laws, or give rise to any investigatory, emergency removal, remedial or corrective actions, or obligations pursuant to Environmental Laws.

(g) To the knowledge of management, with respect to all Loan Collateral (i) there has been no violation of any Environmental Laws by any person or entity (including any violation with respect to any Loan Collateral) for whose liability or obligation with respect to any particular matter or violation Mutual is or may be responsible or liable, (ii) Mutual is not subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon, the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to any Loan Collateral, by any person or entity, and (iii) there are no facts, events or conditions relating to any Loan Collateral that will give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities pursuant to Environmental Laws.

2.23. Absence of Brokerage or Finder’s Commissions. Except for the engagement of Howe Barnes Hoefer & Arnett, Inc. (“Howe Barnes”) by Mutual (i) no person or entity has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, Mutual or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein; and, (ii) Mutual has not agreed, or has any obligation, to pay any brokerage fee or other commission to any person or entity in connection with or as a result of the transactions described herein.

2.24. Material Contracts. In addition to a benefit plan or employment agreement Previously Disclosed to Bancorp pursuant to Sections 2.25 or 2.26, Mutual has Previously Disclosed to Bancorp any agreement to which it is a party or by which it is bound (i) involving money or other property in an amount or with a value in excess of $50,000, (ii) which is not to be performed in full within the six (6) month period following the date of this Agreement, (iii) which calls for the provision of goods or services to Mutual and cannot be terminated without material penalty upon written notice to the other party thereto, (iv) which is material to Mutual and was not entered into in the ordinary course of business, (v) which involves hedging, options or any similar trading activity, or interest rate exchanges or swaps, (vi) which commits Mutual to extend any loan or credit (with the exception of letters of credit, lines of credit and loan commitments extended in the ordinary course of Mutual’s business), (vii) which involves the sale of any assets of Mutual which are used in and material to the operation of its business, (viii) which involves any purchase of real property, or which involves the purchase of any other assets in the amount of $50,000 in the case of any single transaction or $100,000 in the case of all such transactions, (ix) which involves the purchase, sale, issuance, redemption or transfer of any capital stock or other securities of Mutual, or (x) with any director, officer or principal shareholder of Mutual (including without limitation any consulting agreement, but not including any agreements relating to loans or other banking services which were made in the ordinary course of Mutual’s business and on substantially the same terms and conditions as were prevailing at that time for similar agreements with unrelated persons).

Mutual is not in default in any material respect, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default, under any contract, lease, insurance policy, commitment or arrangement to which Mutual is a party or by which either Mutual or property of Mutual is or may be bound or affected or under which either Mutual or property of Mutual receives benefits.

2.25. Employment Matters; Employee Relations.

(a) Mutual has Previously Disclosed to Bancorp a listing of the names, years of credited service and current base salary or wage rates of all of its employees as of June 30, 2007. Mutual (i) has paid in full to or accrued on behalf of all its directors, officers and employees all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services performed by them to the date of this Agreement, and all sick pay, severance pay, overtime pay and other amounts for which it is obligated under applicable law or Mutual’s existing agreements, benefit plans, policies or practices, and (ii) is in material compliance with all applicable federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions, and wages and hours and other compensation matters; and, no person has asserted that Mutual is liable in any amount for any arrearage in wages or employment taxes or for any penalties for failure to comply with any of the foregoing.

(b) There is no action, suit or proceeding by any person pending or threatened, against Mutual (or any employees of Mutual), involving employment discrimination, sexual harassment, wrongful discharge or similar claims.

(c) Mutual is not a party to or bound by any collective bargaining agreement with any of its employees, any labor union or any other collective bargaining unit or organization. There is no pending or threatened labor dispute, work stoppage or strike involving Mutual and any of its employees, or any pending or threatened proceeding in which it is asserted that Mutual has committed an unfair labor practice; and there is no activity involving Mutual or any of its employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

2.26. Employment Agreements; Employee Benefit Plans.

(a) Mutual has Previously Disclosed to Bancorp a true and complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans; all employment and severance contracts; all medical, dental, health, and life insurance plans; all vacation, sickness and other leave plans, disability and death benefit plans; and all other employee benefit plans, contracts, or arrangements maintained or contributed to by Mutual for the benefit of any employees, former employees, directors, former directors or any of their beneficiaries (collectively, the “Mutual Plans”). True and complete copies of all Mutual Plans, including, but not limited to, any trust instruments or insurance contracts, if any, forming a part thereof or applicable to the administration of any such Mutual Plans or the assets thereof, and all amendments thereto, previously have been supplied to Bancorp. Mutual does not maintain, sponsor, contribute to or otherwise participate in any “Employee Benefit Plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “Multiemployer Plan” within the meaning of Section 3(37) of ERISA, or any “Multiple Employer Welfare Arrangement” within the meaning of Section 3(40) of ERISA. Each Mutual Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received or applied for a favorable determination letter from the IRS to the effect that they are so qualified, and Mutual is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. All reports and returns with respect to the Mutual Plans (and any Mutual Plans previously maintained by Mutual) required to be filed with any governmental department, agency, service or other authority, including without limitation Internal Revenue Service Form 5500 (Annual Report), have been properly and timely filed.

(b) All “Employee Benefit Plans” maintained by or otherwise covering employees or former employees of Mutual, to the extent each is subject to ERISA, currently are, and at all times have been, in substantial compliance with all material provisions and requirements of ERISA, the noncompliance with which will not have a Material Adverse Effect on Mutual. There is no pending or threatened litigation relating to any Mutual Plan or any employee benefit plan, contract or arrangement previously maintained by Mutual. Mutual has not engaged in a transaction with respect to any Mutual Plan that could subject Mutual to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) Mutual has delivered to Bancorp a true, correct and complete copy (including copies of all amendments thereto) of each retirement plan maintained by it which is intended to be a plan qualified under Section 401(a) of the Code (collectively, the “Mutual Retirement Plans”), together with true, correct and complete copies of the summary plan descriptions relating to the Mutual Retirement Plans, the most recent determination letters received from the IRS regarding the Mutual Retirement Plans, and the most recent Annual Reports (Form 5500 series) and related schedules, if any, for the Mutual Retirement Plans. The Mutual Retirement Plans are qualified under the provisions of Section 401(a) of the Code, the trusts under the Mutual Retirement Plans are exempt trusts under Section 501(a) of the Code, and determination letters have been issued or applied for with respect to the Mutual Retirement Plans to said effect, including determination letters covering the current terms and provisions of the Mutual Retirement Plans. There are no issues relating to said qualification or exemption of the Mutual Retirement Plans currently pending before the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court. The Mutual Retirement Plans and the administration thereof are (and have been since the establishment of the Mutual Retirement Plans) in compliance with all of the applicable requirements of ERISA, the Code and all other laws, rules and regulations applicable to the Mutual Retirement Plans. Without limiting the generality of the foregoing, all reports and returns with respect to the Mutual Retirement Plans required to be filed with any governmental department, agency, service or other authority have been properly and timely filed. There are no issues or disputes with respect to the Mutual Retirement Plans or the administration thereof currently existing between Mutual or any trustee or other fiduciary thereunder, and any governmental agency, any current or former employee of Mutual or beneficiary of any such employee, or any other person or entity. No “reportable event” within the meaning of Section 4043 of ERISA has occurred at any time with respect to the Mutual Retirement Plans.

(d) No liability under subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Mutual with respect to the Mutual Retirement Plans or with respect to any other ongoing, frozen or terminated defined benefit pension plan currently or formerly maintained by Mutual. Mutual does not presently contribute to a “Multiemployer Plan” and has not contributed to such plan since December 31, 1995. All contributions required to be made pursuant to the terms of each of the Mutual Plans (including without limitation the Mutual Retirement Plans and any other “pension plan” (as defined in Section 3(2) of ERISA) provided such plan is intended to qualify under the provisions of Section 401(a) of the Code) maintained by Mutual have been timely made. Neither the Mutual Retirement Plans nor any other “pension plan” maintained by Mutual have an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Mutual has not

provided, and is not required to provide, security to any “pension plan” or to any “Single Employer Plan” pursuant to Section 401(a)(29) of the Code. Under the Mutual Retirement Plans and any other “pension plan” maintained by Mutual as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan’s most recent actuarial valuation) did not exceed then current value of the assets of such plan, and there has been no material change in the financial condition of any such plan since the last day of the most recent plan year.

(e) Except as provided in the terms of the Mutual Retirement Plans themselves, there are no restrictions on the rights of Mutual to amend or terminate any Mutual Retirement Plan without incurring any liability thereunder. Neither the execution and delivery of this Agreement nor the consummation of the transactions described herein will, except as otherwise specifically provided in this Agreement, (i) result in any payment to any person (including without limitation any severance compensation or payment, unemployment compensation, “golden parachute” or “change in control” payment, or otherwise) becoming due under any plan or agreement to any director, officer, employee or consultant, (ii) increase any benefits otherwise payable under any plan or agreement, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

2.27. Insurance.

(a) Mutual has Previously Disclosed to Bancorp a listing of each blanket bond, liability insurance, life insurance or other insurance policy in effect on March 31, 2007, and in which it was an insured party or beneficiary (each a “Mutual Policy” and collectively the “Mutual Policies”). The Mutual Policies provide coverage in such amounts and against such liabilities, casualties, losses or risks as is customary or reasonable for entities engaged in the businesses of Mutual or as is required by applicable law or regulation; and, in the reasonable opinion of the management of Mutual, the insurance coverage provided under the Mutual Policies is reasonable and adequate in all material respects for Mutual. Each of the Mutual Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility and which is qualified to issue those policies in North Carolina; and, Mutual has complied in all material respects with requirements (including the giving of required notices) under each such Mutual Policy in order to preserve all rights thereunder with respect to all material matters. Mutual is not in default under the provisions of, has not received notice of cancellation or nonrenewal of or any premium increase on, and has not failed to pay any premium on, any Mutual Policy, and there has not been any inaccuracy in any application for any Mutual Policy. There are no pending claims with respect to any Mutual Policy, and there currently are no conditions, and there has occurred no event, that is reasonably likely to form the basis for any such claim.

(b) Mutual has Previously Disclosed to Bancorp its agreements and arrangements to pay health insurance for the benefit of three (3) former employees of Mutual. Such agreements and arrangements will be assumed by Bancorp and M&F Bank in the Merger.

2.28. Insurance of Deposits. All deposits of Mutual are insured by the Deposit Insurance Fund of the FDIC to the maximum extent permitted by law, all deposit insurance premiums due from Mutual to the FDIC have been paid in full in a timely fashion, and no proceedings have been commenced or are contemplated by the FDIC or otherwise to terminate such insurance.

2.29. Obstacles to Regulatory Approval. Management of Mutual is not aware of any fact or condition (including Mutual’s record of compliance with the Community Reinvestment Act) relating to Mutual that may reasonably be expected to prevent or materially impede or delay Bancorp, M&F Bank or Mutual from obtaining the regulatory approvals required in order to consummate the transactions described in this Agreement; and, if any such fact or condition becomes known to Mutual, Mutual shall promptly (and in any event within three (3) days after obtaining such knowledge) give notice of such fact or condition to Bancorp in the manner provided herein.

2.30. FDIC Reports. Mutual has previously made available to Bancorp an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2003 by Mutual (the “Mutual FDIC Reports”) with the FDIC pursuant to the Exchange Act, and prior to the date hereof and (b) communication mailed by Mutual to its shareholders since January 1, 2003 and prior to the date hereof, and no such Mutual FDIC Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 2003, as of their respective dates, all Mutual FDIC Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the FDIC with respect thereto.

2.31. Disclosure. No written statement, certificate, schedule, list or other written information furnished by or on behalf of Mutual to Bancorp in connection with this Agreement and the transactions described herein, when considered as a whole, contains or has contained any untrue statement of a material fact or omits or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BANCORP AND M&F BANK

Except as otherwise specifically described in this Agreement or as Previously Disclosed by Bancorp and/or M&F Bank to Mutual, Bancorp and M&F Bank hereby make the following representations and warranties to Mutual:

3.01. Organization; Standing; Power. Bancorp is duly organized and incorporated, validly existing and in good standing as a corporation under the laws of the State of North Carolina, is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and M&F Bank is duly organized and incorporated, validly existing and in good standing as a banking corporation under the laws of the State of North Carolina. Bancorp and M&F Bank each (i) has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as it now is being conducted; (ii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by it therein, or in which the transaction of its business makes such qualification necessary, except where failure to qualify would not have a Material Adverse Effect on Bancorp and M&F Bank considered as one enterprise; and (iii) is not transacting business or operating any properties owned or leased by it in violation of any provision of federal, state or local law or any rule or regulation promulgated thereunder, except where such violation would not have a Material Adverse Effect on Bancorp and M&F Bank considered as one enterprise. M&F Bank is an “insured depository institution” as defined in the Federal Deposition Insurance Act and applicable regulations thereunder. M&F Bank is a member of the FHLB of Atlanta.

(a) Bancorp’s authorized capital stock consists of 5,000,000 shares of Bancorp Common Stock, no par value, of which no more than 1,685,646 shares are issued and outstanding as of the date of this Agreement. Each outstanding share of Bancorp Common Stock: (i) has been duly authorized and is validly issued and outstanding, and is fully paid and nonassessable; and (ii) has not been issued in violation of the preemptive rights of any shareholder. The Bancorp Common Stock has been registered with the Securities and Exchange Commission (the “SEC”) under the Exchange Act, and Bancorp is subject to the registration and reporting requirements of the Exchange Act.

(b) M&F Bank’s authorized capital stock consists of 1,000,000 shares of common stock $5.00 par value, one vote per share (the “M&F Bank Common Stock”), of which one (1) share is issued and outstanding to Bancorp as the sole shareholder of M&F Bank as of the date of this Agreement.

3.02. Principal Shareholders. No person or entity is known to management of Bancorp to beneficially own, directly or indirectly, more than 5% of the outstanding shares of Bancorp Common Stock.

3.03. Subsidiaries. Except for M&F Bank, Bancorp has no subsidiaries, direct or indirect, and, except for equity securities included in M&F Bank’s investment portfolio at March 31, 2007, does not own any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity.

3.04. Convertible Securities, Options, Etc. Bancorp does not have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of Bancorp Common Stock or any other securities of Bancorp; (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person or entity to receive or acquire any shares of Bancorp Common Stock or any other securities of Bancorp; or (iii) plans, agreements or other arrangements pursuant to which shares of Bancorp Common Stock or any other securities of Bancorp or options, warrants, rights, calls or other commitments of any nature pertaining to any securities of Bancorp have been or may be issued.

3.05. Authorization and Validity of Agreement. This Agreement has been duly and validly adopted by the respective Boards of Directors of Bancorp and M&F Bank. Subject only to receipt of all required approvals of the Regulatory Authorities of the transactions described herein, (i) Bancorp and M&F Bank each has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described in this Agreement; (ii) all corporate proceedings and approvals required to authorize Bancorp and M&F Bank to enter into this Agreement and to perform their obligations and agreements and carry out the transactions described herein have been duly and properly completed or obtained; and (iii) this Agreement constitutes the valid and binding agreement of Bancorp and M&F Bank enforceable in accordance with its terms, except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions, and (D) the rights of the United States under the Federal Tax Lien Act of 1966, as amended.

3.06. Validity of Transactions; Absence of Required Consents or Waivers. Subject to the receipt of required approvals of Regulatory Authorities, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by Bancorp or M&F Bank with any of the obligations or agreements contained herein, nor any action or inaction by Bancorp or M&F Bank required herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Articles of Incorporation or Bylaws of either Bancorp or M&F Bank, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which Bancorp or M&F Bank is bound or by which they or their business, capital stock or any of their properties or assets may be affected; (ii) result in the creation or imposition of any material lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of Bancorp or M&F Bank; (iii) violate any applicable federal or state statute, law, rule or regulation, or any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body, which violation will or may have a Material Adverse Effect on Bancorp or M&F Bank, their financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations, or on Bancorp’s or M&F Bank’s ability to consummate the transactions described herein or to carry on the business of Bancorp or M&F Bank as presently conducted; (iv) result in the acceleration of any material obligation or indebtedness of Bancorp or M&F Bank; or (v) materially interfere with or otherwise materially adversely affect Bancorp’s or M&F Bank’s respective abilities to carry on their respective businesses as presently conducted.

No consents, approvals or waivers are required to be obtained from any person or entity in connection with Bancorp’s or M&F Bank’s execution and delivery of this Agreement, or the performance of their obligations or agreements or the consummation of the transactions described herein, except for required approvals of Regulatory Authorities.

3.07. Books and Records of Bancorp and M&F Bank. Bancorp’s and M&F Bank’s books of account and business records have been maintained in all material respects in compliance with all applicable legal, accounting and regulatory requirements (including GAAP), and such books and records are complete and reflect accurately in all material respects Bancorp’s and M&F Bank’s items of income and expense and all of its assets, liabilities and shareholders’ equity. The minute books of Bancorp and M&F Bank are complete and accurately reflect in all material respects all corporate actions which their shareholders and board of directors, and all committees thereof, have taken during the time periods covered by such minute books, and, all such minute books have been or will be made available to Mutual and its representatives.

3.08. Reports of Bancorp and M&F Bank. Bancorp and M&F Bank have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the Commissioner, (ii) the FDIC, (iii) the SEC, (iv) the FRB; and (v) any other Regulatory Authorities, except where the failure to file has not had and would not have a Material Adverse Effect on Bancorp and M&F Bank, taken as a whole. All such reports, registrations and statements filed by Bancorp and M&F Bank with the Commissioner, the FDIC, the SEC or any other Regulatory Authorities are collectively referred to in this Agreement as the “M&F Bank Reports.” To the knowledge of management of Bancorp and M&F Bank, the M&F Bank Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the Regulatory Authorities with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Bancorp and M&F Bank have not been notified that any such M&F Bank Reports were deficient in any material respect as to form or content.

3.09. Bancorp Financial Statements. Bancorp and M&F Bank have Previously Disclosed to Mutual a copy of Bancorp’s audited consolidated statements of financial condition as of December 31, 2006 and 2005, and its audited statements of income, shareholders’ equity and cash flows for the years ended December 31, 2006 and 2005, together with notes thereto (collectively, the “Bancorp Audited Financial Statements”), together with copies of Bancorp’s unaudited consolidated statements of financial condition as of March 31, 2007, and unaudited statements of income and cash flows for the three-month periods ended March 31, 2007 and 2006 (collectively, the “Bancorp Interim Financial Statements”). Following the date of this Agreement, Bancorp promptly will deliver to Mutual all other annual or interim financial statements prepared by or for Bancorp. The Bancorp Audited Financial Statements and the Bancorp Interim Financial Statements (i) were prepared in accordance with GAAP; (ii) are in accordance with Bancorp’s and M&F Bank’s books and records; and (iii) present fairly in all material respects Bancorp’s consolidated financial condition, assets and liabilities, results of operations, changes in shareholders’ equity and changes in cash flows as of the dates indicated and for the periods specified therein. The Bancorp Audited Financial Statements for fiscal year ended 2005 have been audited by Deloitte & Touche LLP. The Bancorp Audited Financial Statements for fiscal year ended 2006 have been audited by McGladrey and Pullen, LLP. McGladrey and Pullen, LLP currently serves as Bancorp’s auditors.

3.10. Tax Returns and Other Tax Matters. (i) Bancorp has timely filed or caused to be filed all federal, state and local income tax returns and reports which are required by law to have been filed, and all such returns and reports were true, correct and complete and contained all material information required to be contained therein; (ii) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against Bancorp or its properties have been fully paid or, if not yet due, a reserve or accrual, which is adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes, is reflected on the Bancorp Interim Financial Statements; (iii) the income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other tax returns and reports of Bancorp have not been subjected to audit by IRS or the North Carolina Department of Revenue in the last six (6) years and Bancorp has not received any indication of the pendency of any audit or examination in connection with any such tax return or report and no such return or report is subject to adjustment; and (iv) Bancorp has not executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax year, the audit of any such tax return or report, or the assessment or collection of any tax.

3.11. Disclosure. No written statement, certificate, schedule, list or other written information furnished by or on behalf of Bancorp or M&F Bank to Mutual in connection with this Agreement and the transactions described herein, when considered as a whole, contains or has contained any untrue statement of a material fact or omits or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.12. Absence of Material Adverse Effect. Since December 31, 2006, Bancorp and M&F Bank have conducted their business only in the ordinary course, and there has been no Material Adverse Effect with respect to either Bancorp or M&F Bank.

3.13. Absence of Undisclosed Liabilities. Bancorp and M&F Bank do not have any material liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including without limitation tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the Bancorp Audited Financial Statements or the Bancorp Interim Financial Statements, (ii) increases in deposit accounts in the ordinary course of business since March 31, 2007, or (iii) loan commitments in the ordinary course of business since March 31, 2007.

3.14. Compliance with Existing Obligations. Bancorp and M&F Bank each has performed in all material respects all obligations required to be performed under, and are not in default in any material respect under, or in violation in any material respect of, the terms and conditions of its respective Articles of Incorporation, Bylaws, material contracts, agreements, leases, mortgages, notes, bonds, indentures, licenses, obligations, understandings or other undertakings (whether oral or written) to which each is bound or by which its business, operations, capital stock or any property or assets may be affected.

3.15. Litigation and Compliance with Law.

(a) There are no material actions, suits, arbitrations, controversies or other proceedings or investigations, including without limitation any such action by any Regulatory

Authority, which currently exist or are ongoing, pending or, to the knowledge of management of Bancorp and M&F Bank, are threatened, contemplated or probable of assertion, against, relating to or otherwise affecting Bancorp or M&F Bank or any of their properties, assets or employees.

(b) Bancorp and M&F Bank have all Permits of federal, state, local or foreign governmental or regulatory agencies that are material to or necessary for the conduct of their business or to own, lease and operate their properties; all such Permits are in full force and effect; no violations have occurred with respect to any such Permits, which violation would have a Material Adverse Effect on Bancorp and M&F Bank, taken as a whole; and no proceeding is pending or, to the knowledge of management of Bancorp and M&F Bank, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit.

(c) Neither Bancorp nor M&F Bank is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding, cease and desist order, or other similar agreement, order, directive, memorandum or consent of, with or issued by any Regulatory Authority relating to financial condition, directors or officers, employees, operations, capital, regulatory compliance or any other matter; there are no judgments, orders, stipulations, injunctions, decrees or awards against Bancorp or M&F Bank which limit, restrict, regulate, enjoin or prohibit in any material respect any present or past business or practice of Bancorp or M&F Bank; and, Bancorp and M&F Bank have not been advised and have no reason to believe that any Regulatory Authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, writ, injunction, directive, memorandum, judgment, stipulation, decree or award.

(d) Bancorp and M&F Bank are not in violation or default in any material respect under, and have complied in all material respects with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other Regulatory Authority having jurisdiction or authority over it or its business operations, properties or assets (including without limitation all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other federal and state laws and regulations applicable to extensions of credit by Bancorp or M&F Bank). To the knowledge of management of Bancorp and M&F Bank, there is no basis for any material claim by any person or authority for compensation, reimbursement, damages or other penalties or relief for any violations described in this subparagraph (d).

3.16. Real Properties.

(a) Bancorp and M&F Bank have Previously Disclosed to Mutual a listing of all real property owned by Bancorp and M&F Bank (including M&F Bank’s banking facilities and all other real estate or foreclosed properties, including improvements thereon, owned by M&F Bank) (collectively, the “Bancorp Real Property”) and all leases pertaining to any real property leased to Bancorp and M&F Bank or leased by Bancorp and M&F Bank to a third party (the “Bancorp Real Property Leases”). With respect to each parcel of the Bancorp Real Property, Bancorp and M&F Bank have good and marketable fee simple title to the Bancorp Real Property and own the same free and clear of all mortgages, liens, leases, encumbrances, title defects and exceptions to title other than (i) the lien of current taxes not yet due and payable, and

(ii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially affect the value of the Bancorp Real Property or which do not and will not materially detract from, interfere with or restrict the present use of the Bancorp Real Property or any future use consistent therewith; and

(b) The Bancorp Real Property and Bancorp Real Property Leases comply in all material respects with all applicable federal, state and local laws, regulations, ordinances or orders of any governmental or regulatory authority (excluding Environmental Laws which are addressed by Section 3.21 below), including those relating to zoning, building and use permits, and the parcels of the Bancorp Real Property and the Bancorp Real Property Leases upon which Bancorp’s and M&F Bank’s offices or other offices are situated, or which are used by M&F Bank in conjunction with its banking or other offices or for other purposes, may, under applicable zoning ordinances, be used for the purposes for which they currently are used as a matter of right rather than as a conditional or nonconforming use.

(c) All improvements and fixtures included in or on the Bancorp Real Property are in good condition and repair, ordinary wear and tear excepted, and there does not exist any condition which in any material respect interferes with Bancorp’s and M&F Bank’s use (or will interfere with Mutual’s use after the Merger) or affects the economic value thereof.

3.17. Loans, Accounts, Notes and Other Receivables.

(a) Bancorp has no loans, accounts, notes and other receivables reflected as assets on its books and records. All loans, accounts, notes and other receivables reflected as assets on M&F Bank’s books and records (i) have resulted from bona fide business transactions in the ordinary course of operations; (ii) in all material respects were made in accordance with M&F Bank’s standard practices and procedures; and (iii) are owned by M&F Bank free and clear of all liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

(b) All records of M&F Bank regarding all outstanding loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, each loan which M&F Bank’s loan documentation indicates is secured by any real or personal property or property rights (as used in this Article III, “Loan Collateral”) is secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in M&F Bank’s records of such loan.

(c) Each loan reflected as an asset on M&F Bank’s books, and each guarantee therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon, and no defense, offset or counterclaim has been asserted with respect to any such loan or guarantee.

(d) Bancorp and M&F Bank have Previously Disclosed to Mutual (i) a written listing of each loan, extension of credit or other asset of M&F Bank which, as of March 31, 2007, was classified by the Commissioner or the FDIC or by M&F Bank as “Loss,” “Doubtful,” “Substandard” or “Special Mention” (or otherwise by words of similar import), or which M&F Bank otherwise has designated as a special asset or for special handling or placed on any “watch list” because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor; and (ii) a written listing of each loan or extension of credit of M&F Bank which, as of March 31, 2007, was past due more than 30 days as to the payment of principal or interest, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, was the subject of a proceeding in bankruptcy or has indicated any inability or intention not to repay such loan or extension of credit.

(e) To the knowledge of management of Bancorp and M&F Bank, each of the loans and other extensions of credit of M&F Bank (with the exception of those loans and extensions of credit specified in the written listings described in Section 3.17(d) above) is collectible in the ordinary course of business in an amount which is not less than the amount at which it is carried on M&F Bank’s books and records.

(f) M&F Bank’s reserve for possible loan losses (as used in this Article III, the “Loan Loss Reserve”) has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the Commissioner and the FDIC and, in the best judgment of management of M&F Bank, is reasonable in view of the size and character of M&F Bank’s loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in M&F Bank’s loan portfolios and other real estate owned.

3.18. Securities Portfolio and Investments. Bancorp and M&F Bank have Previously Disclosed to Mutual a listing of all securities owned, of record or beneficially, by Bancorp and M&F Bank as of March 31, 2007. All securities owned, of record or beneficially, by Bancorp and M&F Bank are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory (other than customary pledges in the ordinary course of their business to secure public funds deposits), which would materially impair the ability of Bancorp or M&F Bank to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which Bancorp or M&F Bank is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” under which Bancorp or M&F Bank has “purchased” securities under agreement to resell, Bancorp or M&F Bank has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed to Bancorp or M&F Bank, as the case may be, which is secured by such collateral.

Since March 31, 2007, there has been no material deterioration or adverse change in the quality, or any material decrease in the value, of the securities portfolio of Bancorp and M&F Bank as a whole, except as resulting from changes in the prevailing level of interest rates or other market fluctuations, outside the control of Bancorp and M&F Bank.

3.19. Personal Property and Other Assets. All banking equipment, data processing equipment, vehicles, and other personal property used by M&F Bank and material to the operation of its business are owned by M&F Bank free and clear of all liens, encumbrances, leases, title defects or exceptions to title. All personal property of M&F Bank material to its business is in good operating condition and repair, ordinary wear and tear excepted.

3.20. Patents and Trademarks. M&F Bank owns, possesses or has the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct its business as now conducted. M&F Bank has not violated, and currently is not in conflict with, any patent, license, trademark, trade name, copyright or proprietary right of any other person or entity.

3.21. Environmental Matters.

(a) M&F Bank and Bancorp has Previously Disclosed to Mutual copies of all written reports, correspondence, notices or other information or materials, if any, in its possession pertaining to environmental surveys or assessments of the Bancorp Real Property, and any improvements thereon, or pertaining to any violation or alleged violation of Environmental Laws on, affecting or otherwise involving the Bancorp Real Property or involving Bancorp.

(b) To the knowledge of management, there has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, emission, discharge, release, or threatened release of any Hazardous Substances by any person on, from or relating to the Bancorp Real Property which constitutes a violation of any Environmental Laws, or would require any removal, clean-up or remediation of any Hazardous Substances from, on or relating to the Bancorp Real Property under any Environmental Laws.

(c) To the knowledge of management, Bancorp and M&F Bank are in compliance with all Environmental Laws, the noncompliance with which will not have a Material Adverse Effect on Bancorp or M&F Bank.

(d) To the knowledge of management, Bancorp and M&F Bank are not subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to the Bancorp Real Property.

(e) To the knowledge of management, no facts, events or conditions relating to the Bancorp Real Property or the operations of Bancorp and M&F Bank at any of their office locations, will prevent, hinder or limit continued substantial compliance with Environmental Laws, or give rise to any investigatory, emergency removal, remedial or corrective actions, or obligations pursuant to Environmental Laws.

(f) To the knowledge of management, with respect to all Loan Collateral (i) there has been no violation of any Environmental Laws by any person or entity (including any violation with respect to any Loan Collateral) for whose liability or obligation with respect to any particular matter or violation M&F Bank is or may be responsible or liable, (ii) M&F Bank is not subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon, the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to any Loan Collateral, by any person or entity, and (iii) there are no facts, events or conditions relating to any Loan Collateral that will give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities pursuant to Environmental Laws.

3.22. Material Contracts. Except for any benefit plans or employment agreements, Bancorp and M&F Bank have Previously Disclosed to Mutual any agreement to which it is a party or by which it is bound (i) involving money or other property in an amount or with a value in excess of $100,000, (ii) which involves the sale of any assets of Bancorp and M&F Bank which are used in and material to the operation of its business, or (iii) which involves any purchase of real property, or which involves the purchase of any other assets in the amount of $100,000 in the case of any single transaction or $200,000 in the case of all such transactions.

Neither Bancorp nor M&F Bank is in default in any material respect, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default, under any contract, lease, insurance policy, commitment or arrangement to which Bancorp or M&F Bank is a party.

3.23. Insurance of Deposits. All deposits of M&F Bank are insured by the Deposit Insurance Fund of the FDIC to the maximum extent permitted by law, all deposit insurance premiums due from M&F Bank to the FDIC have been paid in full in a timely fashion, and no proceedings have been commenced or are contemplated by the FDIC or otherwise to terminate such insurance.

3.24. Obstacles to Regulatory Approval. Management of Bancorp and M&F Bank is not aware of any fact or condition (including M&F Bank’s record of compliance with the Community Reinvestment Act) relating to Bancorp and M&F Bank that may reasonably be expected to prevent or materially impede or delay Bancorp, M&F Bank or Mutual from obtaining the regulatory approvals required in order to consummate the transactions described in this Agreement; and, if any such fact or condition becomes known to Bancorp and M&F Bank, Bancorp and M&F Bank shall promptly (and in any event within three (3) days after obtaining such knowledge) give notice of such fact or condition to Mutual in the manner provided herein.

3.25. SEC and FDIC Reports. Bancorp has previously made available to Mutual an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2003 by Bancorp (the “Bancorp SEC and FDIC Reports”) with the SEC and the FDIC pursuant to the Exchange Act, and prior to the date hereof and (b) communication mailed by Bancorp to its shareholders since January 1, 2003 and prior to the date hereof, and no such Bancorp SEC and FDIC Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 2003, as of their respective dates, all Bancorp SEC and FDIC Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC and FDIC with respect thereto.

ARTICLE IV

COVENANTS OF MUTUAL

4.01. Affirmative Covenants of Mutual. Mutual hereby covenants and agrees as follows with Bancorp and M&F Bank except as Previously Disclosed:

(a) Mutual Shareholders’ Meeting. Mutual agrees to cause a meeting of its shareholders (the “Mutual Shareholders’ Meeting”) to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting by Mutual’s shareholders on the approval of this Agreement and the Merger. In connection with the call and conduct of, and all other matters relating to the Mutual Shareholders’ Meeting (including the solicitation of proxies), Mutual will comply in all material respects with all provisions of applicable law and regulations and with its Articles of Incorporation and Bylaws.

Unless, due to a material change in circumstances after the date hereof, including receipt of a Superior Proposal (as defined below), Mutual’s Board of Directors reasonably believes in good faith, based on the written opinion of outside legal counsel, that such a recommendation would violate the directors’ duties or obligations as such to Mutual or to its shareholders, Mutual covenants that its Board of Directors will recommend to and actively encourage Mutual’s shareholders to vote their shares of Mutual Common Stock at the Mutual Shareholders Meeting in favor of approval of this Agreement and the Merger, and the Proxy Statement/Prospectus (as defined below) will so indicate and state that Mutual’s Board of Directors considers the Merger to be advisable and in the best interests of Mutual and its shareholders. In furtherance of such covenant, each director of Mutual will execute this Agreement as an inducement to Bancorp and M&F Bank to enter into this Agreement and by the execution hereof, each Mutual director agrees to vote his or her shares to approve this Agreement and the Merger.

If any person after the date of this Agreement submits to Mutual’s Board of Directors an unsolicited, bona fide, written Acquisition Proposal (as defined below) and Mutual’s Board of Directors reasonably determines in good faith, based on the written opinion of outside legal counsel, that the failure to engage in discussions with such person concerning such Acquisition Proposal would cause Mutual’s Board of Directors to breach its fiduciary duties to Mutual and its shareholders, and after consultation with its financial advisor, then, in such case, (i) Mutual may (A) furnish information about its business to such person under protection of an appropriate confidentiality agreement containing customary limitations on the use and disclosure of all non-public written or oral information furnished to such person, provided that Mutual must contemporaneously furnish to Bancorp all such non-public information furnished to such person, and (B) negotiate and participate in discussions and negotiations with such person; and (ii) if Mutual’s Board of Directors determines that such an Acquisition Proposal is a Superior Proposal, Mutual’s Board of Directors may (subject to the provisions of this Section 4.01(a)), (A) withdraw or adversely modify its approval or recommendation of the Merger and recommend such Superior Proposal or (B) terminate this Agreement (such termination being a “wrongful termination,” as referred to in Section 8.04), in each case, (i) at any time after ten (10) days following Bancorp’s receipt of written notice (a “Notice of Superior Proposal”) advising Bancorp that Mutual’s Board of Directors has received a Superior Proposal and enclosing a copy of the Acquisition Proposal, identifying the person submitting the Superior Proposal, specifying the material terms and conditions of such Superior Proposal, and (ii) subject to Bancorp’s Right of First Refusal (as defined below). In the event Bancorp elects not to exercise the Right of First Refusal, Mutual shall provide Bancorp with a final written notice of acceptance before or simultaneous with accepting any Superior Proposal. For purposes of this Agreement, “Superior Proposal” means any unsolicited, bona fide, written Acquisition Proposal for consideration consisting of cash and/or securities, and otherwise on terms which Mutual’s Board of Directors determines, after consultation with its financial advisor, are more favorable to Mutual’s shareholders (in their capacities as shareholders) from a financial point of view than the Merger (or other revised proposal submitted by Bancorp). For the purposes of this Section 4.01(a), an Acquisition Proposal shall be “bona fide” if the Board of Directors of Mutual reasonably determines that the person submitting such Acquisition Proposal is capable, from a financial, regulatory and other appropriate perspectives, of consummating such Acquisition Proposal on the terms proposed.

For purposes of this Agreement, “Acquisition Proposal” means any tender offer or exchange offer or any proposal for a merger, acquisition of all of the capital stock or assets of, share exchange, or other business combination involving the acquisition of Mutual or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, Mutual, or any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, other than the transactions contemplated under this Agreement.

Bancorp shall have the right (“Right of First Refusal”) for ten (10) days after receipt of Notice of Superior Proposal to make such adjustments in the terms and conditions of this Agreement as would enable Mutual to proceed with the Merger on the basis of such adjusted terms. If Bancorp fails to exercise such Right of First Refusal within the time herein specified, Mutual shall be at liberty to accept the Superior Proposal, subject to the obligations of Mutual pursuant to Section 8.04 and 8.05 hereof.

(b) Conduct of Business Prior to Effective Time. While the parties recognize that the operation of Mutual until the Effective Time is the responsibility of Mutual’s Board of Directors and officers, Mutual agrees that, between the date of this Agreement and the Effective Time, and except as otherwise specifically provided in this Agreement, expressly agreed to in writing by Bancorp’s President and Chief Executive Officer, or as may otherwise be required by a Regulatory Authority or by law, Mutual will carry on its business in and only in the regular and usual course in substantially the same manner as such business heretofore was conducted, and Mutual agrees that it will:

(i) use its best efforts to preserve intact its present business organization, keep available its present officers and other employees, and preserve its relationships with customers, depositors, creditors, correspondents, suppliers, and others having business relationships with it;

(ii) maintain all of its properties and equipment in customary repair, order and condition, ordinary wear and tear excepted;

(iii) maintain its books of account and records in the usual, regular and ordinary manner in accordance with sound business practices applied on a consistent basis;

(iv) comply in all material respects with all laws, rules and regulations applicable to it, its properties, assets or employees and to the conduct of its business;

(v) not change its policies or procedures, including existing loan underwriting guidelines, in any material respect except as may be required by law;

(vi) continue to maintain in force insurance such as is described in Section 2.27; not modify any bonds or policies of insurance in effect as of the date hereof unless the same, as modified, provides substantially equivalent coverage; and, not cancel, allow to be terminated or, to the extent available, fail to renew, any such bond or policy of insurance unless the same is replaced with a bond or policy providing substantially equivalent coverage;

(vii) promptly provide to Bancorp such information about its financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties, employees or operations, as Bancorp reasonably shall request; and

(c) Periodic Financial and Other Information. Following the date of this Agreement and until the Effective Time, Mutual will promptly deliver to Bancorp:

(i) an income statement and a statement of condition as presented to the Board of Directors (a) on the first business day after each regular monthly Board meeting or (b) within 30 days of the close of each month, whichever is later;

(ii) a copy of all audited financial statements within ninety (90) days after the close of the fiscal year, and a copy of all interim unaudited financial statements within forty-five (45) days after the close of each quarter;

(iii) a copy of each report, registration statement, or other communication or regulatory filing made with or to any Regulatory Authority simultaneous with the filing or making thereof;

(iv) information regarding each new request for an extension of credit in excess of $50,000;

(v) a schedule of the Loan Loss Reserve as of the close of each calendar month which schedule shall include a list of all classified or “watch list” loans, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such classified or “watch list” Loan, all within ten (10) days after each such calendar month end;

(vi) the following information as presented to the Board of Directors with respect to all Loans as of each calendar month end (a) on the first business day after each regular monthly Board meeting or (b) within 30 days of the close of each month, whichever is later:

(A) a list of Loans past due for 30 days or more as to principal or interest;

(B) a list of Loans in nonaccrual status;

(C) a list of all Loans without principal reduction for a period of longer than one year;

(D) a list of all foreclosed real property or other real estate owned and all repossessed personal property;

(E) a list of each reworked or restructured Loan still outstanding, including original terms, restructured terms and status;

(F) a list of any actual or threatened litigation by or against Mutual pertaining to any Loan, which list shall contain a description of circumstances surrounding such litigation, its present status and management’s evaluation of such litigation;

(G) a list of impaired Loans; and

(H) a schedule of all Loan approvals, which schedule shall include the Loan amount, type, rate, collateral, and other material features of each Loan;

(vii) regular periodic reports on the status of any matters Previously Disclosed with reference to Section 2.15 hereof.

(d) Notice of Certain Changes or Events. Following the execution of this Agreement and up to the Effective Time, Mutual promptly will notify Bancorp in writing of and provide to it such information as it shall request regarding (i) any Material Adverse Effect, (ii) any material adverse change in Mutual’s financial condition, results of operations, prospects, business, assets, loan portfolio, deposit portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, is likely to cause, create or result in any such material adverse change, and/or (iii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or is likely to cause any statement, representation or warranty of Mutual herein to be or become inaccurate, misleading or incomplete in any material respect, or which has resulted or is likely to cause, create or result in the breach or violation in any material respect of any of Mutual’s covenants or agreements contained herein or in the failure of any of the conditions described in Sections 7.01 or 7.02.

(e) Accruals for Loan Loss Reserve and Expenses. Consistent with GAAP, Mutual will cooperate with Bancorp and will make such appropriate accounting entries in its books and records and take such other actions as Bancorp shall deem to be necessary or desirable in anticipation of the Merger, including without limitation additional provisions to Mutual’s Loan Loss Reserve or accruals or the creation of reserves for employee benefit and Merger-related expenses; provided, however, that notwithstanding any provision of this Agreement to the contrary, and except as otherwise agreed to by Mutual and Bancorp, Mutual shall not be required to make any such accounting entries until immediately prior to the Closing.

(f) Consents to Assignment of Leases. Mutual will use its best efforts to obtain all required consents of its lessors to the Merger and the assumption by M&F Bank of Mutual’s rights and obligations under any personal property leases, each of which consents shall be in such form as shall be specified by Bancorp.

(g) Employment Benefits and Contracts. Prior to Closing, Mutual shall terminate its (a) executive salary continuation executive plan agreements; (b) life insurance policies and related joint beneficiary designation agreements; and (c) existing employment contracts with William G. Smith, Donna F. Sylver, and Kaye S. Gantt (together the “Mutual Senior Management”); (d) director fee continuation agreements; (e) Rabbi Trust; and (f) all related plans, policies and agreements (collectively, the “Management and Director Compensation Agreements”); provided however that each of the aforementioned terminations shall be in compliance with Section 409A of the Code, including regulations and guidance issued thereunder.

Prior to Closing, each member of the Mutual Senior Management shall execute (i) a severance agreement, which severance agreements shall be in such form as is approved in writing by Bancorp and M&F Bank (the “Severance Agreements”); and (ii) a waiver of all current and future rights to receive any payments, compensation or other benefits under his or her Management and Director Compensation Agreement, which waivers shall be in such form as is approved in writing by Bancorp and M&F Bank (the “Mutual Senior Management Waivers”).

Prior to Closing, each participant in the director fee continuation agreements shall execute a waiver of all current and future rights to receive any payments, compensation or other benefits under the director fee continuation agreements, which waivers shall be in such form as is approved in writing by Bancorp and M&F Bank (the “Director Waivers”).

(h) Further Action; Instruments of Transfer. Mutual covenants and agrees with Bancorp that it (i) will use its best efforts in good faith to take or cause to be taken all action required of it under this Agreement as promptly as practicable so as to permit the consummation of the transactions described herein at the earliest possible date, (ii) shall perform all acts and execute and deliver to Bancorp all documents or instruments required herein, or as otherwise shall be reasonably necessary or useful to or requested by Bancorp, in consummating such transactions, and, (iii) will cooperate with Bancorp in every way in carrying out, and will pursue diligently the expeditious completion of, such transactions.

4.02. Negative Covenants of Mutual. Except as may otherwise be required by governmental or regulatory authority or law, Mutual hereby covenants and agrees that, between the date hereof and the Effective Time, except as Previously Disclosed, it will not do any of the following things or take any of the following actions without the prior written consent and authorization of Bancorp’s President which shall not be unreasonably withheld.

(a) Amendments to Articles of Incorporation or Bylaws. Mutual will not amend its Articles of Incorporation or Bylaws.

(b) Change in Capital Stock. Mutual will not (i) make any change in its authorized capital stock, or create any other or additional authorized capital stock or other securities, or (ii) issue (including any issuance of shares pursuant to a stock dividend or any issuance of any securities convertible into capital stock), sell, purchase, redeem, retire, reclassify, combine or split any shares of its capital stock or other securities, or enter into any agreement or understanding with respect to any such action.

(c) Options, Warrants and Rights. Mutual will not grant or issue any options, warrants, calls, puts or other rights of any kind relating to the purchase, redemption or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action.

(d) Dividends. Mutual will not declare or pay any dividends on its outstanding shares of Mutual Common Stock or make any other distributions on or in respect of any shares of Mutual Common Stock or otherwise to its shareholders.

(e) Employment, Benefit or Retirement Agreements or Plans. Except with prior written approval of Bancorp which will not be unreasonably withheld, or as required by law (including compliance with Section 409A of the Code), a Regulatory Authority or this Agreement, Mutual will not (i) appoint, employ or engage any director, officer, employee (other than with respect to a currently vacant teller or customer service representative position, as Previously Disclosed by Mutual) or consultant or enter into or become bound by any oral or written contract, agreement or commitment for the employment or compensation of any director, officer, employee (other than with respect to currently vacant teller or customer service representative position, as Previously Disclosed by Mutual) or consultant; (ii) adopt, enter into or become bound by any new or additional profit-sharing, bonus, incentive, change in control or “golden parachute,” stock option, stock purchase, pension, retirement, insurance (hospitalization, life or other), paid leave (sick leave, vacation leave or other) or similar contract, agreement, commitment, understanding, plan or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its current or former directors, officers, employees or consultants; (iii) modify any profit-sharing, bonus, incentive, change in control or “golden parachute,” stock option, stock purchase, pension, retirement, insurance (hospitalization, life or other), paid leave (sick leave, vacation leave or other) or similar contract, agreement, commitment, understanding, plan or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its current or former directors, officers, employees or consultants; or (iv) or enter into or become bound by any oral or written contract, agreement or commitment to any labor or trade union or association or any collective bargaining group.

(f) Increase in Compensation; Bonuses. Except as required by law, Mutual will not increase the compensation or benefits of, or pay any bonus or other special or additional compensation to, any of its directors, officers, employees or consultants. Notwithstanding anything contained herein to the contrary, prior to the Effective Time, with the prior written approval of Bancorp, Mutual may make routine increases in the salaries of its officers and other employees at such times and in such amounts as shall be consistent with its customary salary administration and review policies and procedures.

(g) Accounting Practices. Mutual will not make any changes in its accounting methods, practices or procedures or in depreciation or amortization policies, schedules or rates heretofore applied (except as required by GAAP or governmental regulations).

(h) Acquisitions; Additional Branch Offices. Mutual will not directly or indirectly (i) acquire or merge with, or acquire any branch or all or any significant part of the assets of, any other person or entity, (ii) open any new branch office, or (iii) or enter into or become bound by any oral or written contract, agreement or commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction or the opening of a new branch office.

(i) Changes in Business Practices. Except as may be required by the Commissioner, the FDIC, or any other Regulatory Authority or as shall be required by applicable law, regulation or this Agreement, Mutual will not (i) change in any material respect the nature of its business or the manner in which it conducts its business, (ii) discontinue any material portion or line of its business, or (iii) change in any material respect its lending, investment, asset-liability management or other material banking or business policies.

(j) Exclusive Merger Agreement. Except as otherwise specifically provided in Section 4.01(a) regarding receipt of a Superior Proposal, Mutual will not, directly or indirectly through any person or entity, (i) encourage, solicit or attempt to initiate or procure discussions, negotiations or offers with or from any person or entity (other than Bancorp) relating to a merger or other acquisition of Mutual, the purchase or acquisition of any stock of Mutual, or the purchase of all or any significant part of Mutual’s assets, or provide assistance to any person or entity in connection with any such offer; (ii) except to the extent required by law or pursuant to Section 4.01(a), disclose to any person or entity (other than Bancorp) any information not customarily disclosed to the public concerning Mutual or its business, or afford to any other person or entity (other than Bancorp) access to its properties, facilities, books or records; (iii) sell or transfer all or any significant part of Mutual’s assets to any other person or entity (other than Bancorp); or (iv) consummate any type of merger, acquisition or combination relating to the acquisition of more than 20% of the Mutual Common Stock or all or a significant part of Mutual’s assets.

(k) Acquisition or Disposition of Assets. Except as otherwise required by this Agreement or as Previously Disclosed, Mutual will not:

(i) Sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of, any real estate not acquired through foreclosure in any amount;

(ii) Sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of, any equipment or any other fixed or capital asset (other than real estate) having a book value or a fair market value, whichever is greater, of more than $25,000 for any individual item or asset, or more than $50,000 in the aggregate for all such items or assets;

(iii) Purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of, any real property in any amount;

(iv) Purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of, any equipment or any other fixed asset (other than real estate) having a purchase price, or involving aggregate lease payments, in excess of $25,000 for any individual item or asset, or more than $50,000 in the aggregate for all such items or assets;

(v) Enter into any purchase or other commitment or contract for supplies or services which obligates Mutual for a period longer than 30 days; or

(vi) Except where the transaction has a value of less than $50,000 and is made in good faith and in the ordinary course of business, sell or dispose of, or enter into or become bound by any contract, agreement, option or commitment relating to the sale or other disposition of, any other asset (whether tangible or intangible, and including without limitation any trade name, trademark, copyright, service mark or intellectual property right or license); or assign its right to or otherwise give any other person its permission or consent to use or do business under the corporate name of Mutual or any name similar thereto; or release, transfer or waive any license or right granted to it by any other person to use any trademark, trade name, copyright, service mark or intellectual property right.

(l) Debt; Liabilities. Except with respect to overnight advances in the ordinary course of business, Mutual will not (i) enter into or become bound by any promissory note, loan agreement or other agreement or arrangement pertaining to the borrowing of money, (ii) assume, guarantee, endorse or otherwise become responsible or liable for any obligation of any other person or entity, or (iii) incur any other liability or obligation (absolute or contingent).

(m) Liens; Encumbrances. Mutual will not mortgage, pledge or subject any of its assets to, or permit any of its assets to become or, except for those liens or encumbrances Previously Disclosed to Bancorp, remain subject to, any lien or any other encumbrance (other than in the ordinary course of business consistent with its past practices in connection with securing public funds deposits or repurchase agreements).

(n) Waiver of Rights. Mutual will not waive, release or compromise any rights in its favor against or with respect to any of its officers, directors or shareholders or members of families of officers, directors or shareholders, nor will Mutual waive, release or compromise any material rights against or with respect to any other person or entity except in the ordinary course of business and in good faith for fair value in money or money’s worth.

(o) Other Contracts. Mutual will not enter into or become bound by any contracts, agreements, commitments or understandings (other than those permitted elsewhere in this Section 4.02) (i) for or with respect to any charitable contributions; (ii) with any governmental or regulatory agency or authority; (iii) pursuant to which Mutual would assume, guarantee, endorse or otherwise become liable for the debt, liability or obligation of any other person or entity; (iv) which is entered into other than in the ordinary course of its business; or (v) which, in the case of any one contract, agreement, commitment or understanding, and whether or not in the ordinary course of its business, would obligate or commit Mutual to make expenditures over any period of time of more than $25,000.

(p) Foreclosures. Except in the ordinary course of business in connection with any foreclosure of a mortgage or deed of trust securing a loan, Mutual will not bid for or purchase any real property.

(q) Loans. Except for (i) Loan commitments entered into prior to the date of this Agreement which have been Previously Disclosed and have not yet expired; and (ii) the renewal of existing Loans on terms not less favorable to Mutual, Mutual will not make, renegotiate, renew, increase, extend or modify any Loans such as would have the effect of creating an aggregate credit exposure to any one person or entity of more than $375,000, or sell, purchase or repurchase, or enter into or become bound by any contract, agreement, option or commitment to sell, purchase or repurchase, any Loan or other receivable or any participation in any Loan or other receivable having an aggregate value of more than $375,000.

ARTICLE V

COVENANTS OF BANCORP

5.01. Affirmative Covenants of Bancorp and M&F Bank. Bancorp and M&F Bank hereby covenant and agrees as follows with Mutual except as Previously Disclosed:

(a) Further Action; Instruments of Transfer. Bancorp and M&F Bank covenant and agree with Mutual that they (i) will use their best efforts in good faith to take or cause to be taken all action required of it under this Agreement as promptly as practicable so as to permit the consummation of the transactions described herein at the earliest possible date, (ii) shall perform all acts and execute and deliver to Mutual all documents or instruments required herein, or as otherwise shall be reasonably necessary or useful to or requested by Mutual, in consummating such transactions, (iii) will cooperate with Mutual in every way in carrying out, and will pursue diligently the expeditious completion of, such transactions, and (iv) shall take such corporate action as is necessary to authorize the issuance of additional shares of Bancorp Common Stock as necessary to complete the Merger.

(b) Employment of Mutual Employees. Provided that the current employees of Mutual remain employed by Mutual at the Effective Time, M&F Bank will attempt in good faith to locate positions with M&F Bank for which employment may be offered, and M&F Bank will offer employment to as many of those employees as M&F Bank, in its discretion, considers to be feasible. Notwithstanding anything contained in this Agreement to the contrary, M&F Bank shall not have any obligation to employ or provide employment to any employee of Mutual or to any particular number of such employees. Any employment so offered to an employee of Mutual shall be in such a position, at such location within M&F Bank’s branch system, and for such rate of compensation, as M&F Bank shall determine in its sole discretion. Each such person’s employment shall be on an “at-will” basis, and nothing in this Agreement shall be deemed to constitute an employment agreement with any such person or to obligate M&F Bank to employ any such person for any specific period of time or in any specific position or to restrict M&F Bank’s right to terminate the employment of any such person at any time and for any reason satisfactory to it. In the event M&F Bank terminates an employee of Mutual who does not have an employment agreement, without making an offer of employment, within 60 days after the Effective Time, and without cause, M&F Bank will pay such terminated Mutual employee (a “Non-Continuing Employee”), a severance payment of two (2) weeks salary of the Non-Continuing Employee plus a further one (1) week’s salary of the Non-Continuing Employee for each year of credited service with Mutual in excess of two (2) years; provided; however, that in no event shall any severance payment be less than four (4) weeks salary of the Non-Continuing Employee.

(c) Employee Benefits. Except as otherwise provided in this Agreement, the Severance Agreements and the Mutual Senior Management Waivers, any employee of Mutual who becomes an employee of M&F Bank at the Effective Time (a “New Employee”) shall be entitled to receive all employee benefits and to participate in all benefit plans provided by M&F Bank on the same basis (including cost), but subject to the same eligibility and vesting requirements and to the same conditions, restrictions and limitations, as generally are in effect and applicable to other newly hired employees of M&F Bank, except that Mutual employees retained by M&F Bank shall be immediately eligible to participate in all benefit plans as of the Effective Date. Each New Employee shall be given credit for his or her full years of service with Mutual for purposes of (i) eligibility for participation and vesting (but not for funding) in M&F Bank’s Section 401(k) savings plan, and (ii) for all purposes under M&F Bank’s other benefit plans.

Any Non-Continuing Employee will be permitted to obtain continued coverage through the exercise of his or her COBRA rights under M&F Bank’s health insurance coverage and M&F Bank will give any required COBRA notices.

For the calendar year during which the Effective Time occurs, M&F Bank will grant to each New Employee a number of days of vacation leave equal, in each case, to (i) the full number of such days to which the New Employee would be entitled for that year, based on his or her credited years of service and in accordance with M&F Bank’s standard leave policies, less (ii) the number of days of vacation leave used by the New Employee as an employee of Mutual during that calendar year.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.01 Investigation and Confidentiality. Prior to the Effective Time, each party will keep the other parties promptly advised of all material developments relevant to its business and to the consummation of Merger and may make or cause to be made such investigation, if any, of the business, properties, operations and financial and legal condition of the other party and its Subsidiaries as such party reasonably deems necessary or advisable to familiarize itself and its advisors with such business, properties, operations and condition; provided, however, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. Each party agrees to furnish the other parties and the other parties’ respective advisors with such financial and operating data and other information with respect to its business, properties and employees as the other parties shall from time to time reasonably request. No investigation by one party shall affect the representations and warranties of the other parties, and each such representation and warranty shall survive any such investigation. Notwithstanding the foregoing, neither party hereto shall be required to provide access to or to disclose information where such access or disclosure would violate its attorney-client privilege or violate or prejudice the rights of any customer or contravene any law, rule, regulation, order or judgment, nor to disclose board minutes of any confidential discussion of this Agreement and the transactions contemplated hereby. Each party shall maintain the confidentiality of all confidential information furnished to it by the other party.

6.02 Preparation and Distribution of S-4 and Proxy Statement/Prospectus. Mutual and Bancorp shall promptly prepare and file with the SEC the proxy statement/prospectus for distribution to Mutual’s shareholders as Mutual’s proxy statement relating to Mutual’s solicitation of proxies for use at the Mutual Shareholders’ Meeting and as Bancorp’s prospectus relating to its offer and distribution of Bancorp Common Stock to Mutual’s shareholders, as described in this Agreement (the “Proxy Statement/Prospectus”). Bancorp shall promptly prepare and file with the SEC the registration statement on Form S-4 (the “S-4”), which will include the Proxy Statement/Prospectus as a prospectus. Each of Mutual and Bancorp shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Bancorp shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Mutual shall furnish all information concerning Mutual and the holders of Mutual Common Stock as may be reasonably requested in connection with any such action. Mutual will mail the Proxy Statement/Prospectus to its shareholders on a date mutually agreed upon by Bancorp and Mutual not less than 20 business days prior to the scheduled date of the Mutual Shareholders’ Meeting; provided, however, that no such materials shall be mailed to Mutual’s shareholders unless and until Mutual shall have received the authorization of the SEC and the FDIC, and Mutual and Bancorp shall have agreed on the form and content of such materials.

6.03. Regulatory Approvals. Bancorp and Mutual each agrees with the other that it will promptly prepare and file, or cause to be prepared and filed, all applications required to be filed by it under applicable law and regulations for approvals by Regulatory Authorities of the Merger or other transactions described in this Agreement, including without limitation any required applications for the approval of the Commissioner, the SEC, the FDIC, and the North Carolina Banking Commission (the “Commission”). Bancorp and Mutual each agrees (i) to use its best efforts in good faith to obtain all necessary approvals of Regulatory Authorities required for consummation of the Merger and other transactions described herein and (ii) before the filing of any such application required to be filed, to give each other party an opportunity to review and comment on the form and content of such application. At the option of Bancorp, references in this Agreement to applications for regulatory approval shall include all necessary applications for the closure of certain of Mutual’s branches and/or its main office, as desired by Bancorp. Should the appearance of any of the officers, directors, employees, financial advisors or counsel of Bancorp or Mutual be requested by each other or by any Regulatory Authority at any hearing in connection with any such application, it will use its best efforts to arrange for such appearance.

Mutual and Bancorp shall promptly advise each other upon receiving any communication from any Regulatory Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any required approvals of Regulatory Authorities will not be obtained or that the receipt of any such approval will be materially delayed.

6.04. Information for Proxy Statement/Prospectus and Applications for Regulatory Approvals. Bancorp and Mutual each covenants with the other that (i) it will cooperate with the other parties in the preparation of the S-4, the Proxy Statement/Prospectus, and applications for required approvals of Regulatory Authorities, and it will promptly respond to requests by the other parties and their legal counsel for information, and will provide all information, documents, financial statements or other material, that is required for, or that may be reasonably requested by any other party for inclusion in, any such document; (ii) none of the information provided by it for inclusion in any of such documents, at the time of the mailing of those materials to Mutual’s shareholders, or at the time of receipt of any such required approval of a Regulatory Authority, as the case may be, will contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.05. Expenses. Subject to the provisions of Section 8.03, and whether or not this Agreement shall be terminated or the Merger shall be consummated, Bancorp and Mutual each agrees to pay its own legal, accounting and financial advisory fees and all its other costs and expenses incurred or to be incurred in connection with the execution and performance of its obligations under this Agreement, or otherwise in connection with this Agreement and the transactions described herein (including without limitation all accounting fees, legal fees, consulting or advisory fees, SEC and other filing fees, printing and mailing costs, and travel expenses). For purposes of this Agreement, expenses associated with the printing and mailing of this Proxy Statement/Prospectus described in Section 6.02, and with the Tax Opinion described in Section 6.12, shall be deemed to have been incurred by Bancorp and Mutual equally. Expenses owed to Howe Barnes, including its fees for rendering the “Mutual Fairness Opinion” described in Section 7.01(e)(ii), shall be deemed to have been incurred solely by Mutual. Expenses owed to Anderson & Strudwick, including its fees for rendering the “Bancorp Fairness Opinion” described in Section 7.01(e)(i) shall be deemed to have been incurred solely by Bancorp.

6.06 Announcements. Bancorp and Mutual each agrees that no persons other than the parties to this Agreement are authorized to make any public announcements or statements about this Agreement or any of the transactions described herein, and that, without the prior review and consent of the other parties (which consent shall not unreasonably be denied or delayed), it will not make any public announcement, statement or disclosure as to the terms and conditions of this Agreement or the transactions described herein, except for such disclosures as may be required incidental to obtaining the required approval of any Regulatory Authority to the consummation of the transactions described herein. However, notwithstanding anything contained herein to the contrary, neither Bancorp nor Mutual shall be required to obtain the prior consent of the other parties for any such disclosure which it, in good faith and upon the advice of its legal counsel, believes is required by law.

6.07. Treatment of Stock Options. Bancorp and Mutual agree that, on or before the Effective Time, all Stock Options to purchase shares of Mutual Common Stock shall be surrendered and the holders shall receive solely a cash payment amount equal to (A) the Average Bancorp Common Stock Price, less the exercise price per share of Mutual Common Stock covered by the Stock Option; (B) multiplied by the total number of shares of Mutual Common Stock covered by the Stock Option. For each person or entity subject to this Section 6.07 Mutual will obtain from such person or entity who holds a Stock Option, and will deliver to Bancorp at the Closing, a written agreement in a form specified by Bancorp confirming and agreeing to the surrender of such person’s or entity’s Stock Option upon payment of the amounts described above (“Stock Option Surrender Agreements”).

As used in this Section 6.07, Average Bancorp Common Stock Price shall mean the average closing price for Bancorp Common Stock, as reported on the OTC Bulletin Board for the 20 trading days ending on the fifth business day prior to Closing.

6.08. Treatment of 401(k)/Thrift Plan. Prior to Closing, Mutual will terminate its 401(k) Plan (the “Plan”) and in accordance with the Plan and applicable law, and each participant in the Plan on such termination date may elect, upon completion of the termination and the final liquidation of the Plan, to receive a distribution of the assets credited to his or her plan account at that time, or to have those assets credited as a “roll-over” to the participant’s personal plan account or, if the participant has become a participant in Bancorp’s Section 401(k) plan, to the participant’s plan account under Bancorp’s plan.

Mutual agrees that, prior to the Effective Time, it will take or cause to be taken such actions as Bancorp shall reasonably consider to be necessary or desirable in connection with or to effect or facilitate any such plan participation termination.

6.09 Treatment of ESOP. Between the date of this Agreement and the Effective Time, Bancorp will determine what actions to take with respect to the possible termination of the Mutual Employee Stock Ownership Plan (“ESOP”), provided that in no event shall any such determination, action or decision be undertaken or effected that would have the effect of reducing the accrued benefits of the participants under the ESOP. In connection therewith, Mutual shall take all actions reasonably requested by Bancorp (any of which actions may be taken subject to the effectiveness of the Merger) and not inconsistent with Mutual’s obligations under ERISA, to terminate the ESOP.

6.10 Directors’ and Officers’ Liability Insurance. Bancorp shall obtain and maintain, in effect for six (6) years from the Closing Date, the current directors’ and officers’ liability insurance policies maintained by Mutual or substitute policies or “tail” coverage of at least the same coverage containing terms and conditions that are not taken as a whole materially less favorable to the insured with respect to matters occurring prior to the Effective Time. Such insurance shall cover all persons and entities who are currently covered by Mutual’s existing directors’ and officers’ liability policy and shall include coverage for matters occurring prior to the Effective Time.

6.11 Indemnification.

(a) For a period of six (6) years from and after the Effective Time, Bancorp and M&F Bank shall indemnify, defend and hold harmless the present and former directors and officers of Mutual (the “Indemnified Parties”), against all costs or expenses (including reasonable attorney’s fees, judgments, fines, losses, claims, damages, settlements or liabilities (collectively, “Costs”) as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a “Claim”), arising out of the transactions contemplated hereby), (i) to the same extent as such persons are indemnified or have the right to advancement of expenses pursuant to the Articles of Incorporation and Bylaws of Mutual, subject to limitations thereon applicable under North Carolina law.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.11 shall promptly notify Bancorp or M&F Bank upon learning of any Claim, provided that failure so to notify shall not affect the obligation of Bancorp and M&F Bank under this Section 6.11, unless, and only to the extent that, Bancorp and M&F Bank are actually and materially prejudiced as a consequence.

(c) If Bancorp, M&F Bank or any of their successors and assigns (i) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of Bancorp and M&F Bank shall assume the obligations set forth in this Section 6.11.

(d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by each Indemnified Party, and each Indemnified Party’s heirs and personal and legal representatives.

6.12 Tax Opinion. Bancorp and Mutual agree to use their best efforts to cause the Merger, and the conversion of outstanding shares of Mutual Common Stock into shares of Bancorp Common Stock, on the terms contained in this Agreement, to be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code and to obtain from Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., a written opinion (the “Tax Opinion”), addressed jointly to the Boards of Directors of Bancorp and Mutual, substantially to the effect that:

(i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and Mutual, Bancorp and M&F Bank will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

(ii) Under Code Sections 357 and 361 no gain or loss will be recognized by Mutual upon the transfer of Mutual’s assets to M&F Bank in the Merger in exchange for Bancorp Common Stock and M&F Bank’s assumption of Mutual’s liabilities;

(iii) No gain or loss will be recognized by Bancorp and M&F Bank upon M&F Bank’s receipt of Mutual’s assets in the Merger in exchange for Bancorp Common Stock and M&F Bank’s assumption of Mutual’s liabilities; and

(iv) Under Code Section 354 no gain or loss generally will be recognized by the shareholders of Mutual upon the receipt of Bancorp Common Stock solely in exchange for Mutual Common Stock.

6.13 Affiliate Agreements. Prior to Closing, Mutual shall deliver to Bancorp a written agreement (“Affiliate Agreement”), substantially in the form attached hereto as Exhibit A, from each individual who, in the judgment of Mutual, may be deemed an “affiliate” of Mutual for purposes of Rule 145 under the Securities Act of 1933 and other applicable SEC rules and regulations.

6.14 Exemption from Liability Under Section 16(b). Before the Effective Time, the Bancorp Board of Directors, or a committee of “non-employee directors” thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), will reasonably promptly and in any event before the Effective Time adopt a resolution providing that the receipt by Mutual’s officers and directors subject to the reporting requirements of Section 16(a) of the Exchange Act of Bancorp Common Stock in exchange for shares of Mutual Common Stock, pursuant to the transactions contemplated hereby, are approved by Bancorp Board of Directors or by such committee thereof and are intended to be exempt form the liability pursuant to Section 16(b) under the Exchange Act, such that any such receipt will be so exempt.

ARTICLE VII

CONDITIONS PRECEDENT TO MERGER

7.01. Conditions to all Parties’ Obligations. Notwithstanding any other provision of this Agreement to the contrary, the obligations of each of the parties to this Agreement to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a) Approval by Regulatory Authorities; Disadvantageous Conditions. (i) the Merger and other transactions described in this Agreement shall have been approved, to the extent required by law, by the FDIC, the FRB, the Commissioner, the Commission, and by all other Regulatory Authorities having jurisdiction over such transactions; (ii) no Regulatory Authority shall have objected to or withdrawn its approval of such transactions or imposed any condition on such transactions or its approval thereof, which condition is reasonably deemed by Mutual or Bancorp to so adversely impact the economic or business benefits of this Agreement to Mutual or Bancorp as to render it inadvisable for Mutual or Bancorp to consummate the Merger; (iii) the 15-day or 30-day waiting period, as applicable, required following the approval by the FDIC and/or the FRB for review of the transactions described herein by the United States Department of Justice shall have expired, and, in connection with any such review, no objection to the Merger shall have been raised; and (iv) all other consents, approvals and permissions, and the satisfaction of all of the requirements prescribed by law or regulation, necessary to the carrying out of the transactions contemplated herein shall have been procured.

(b) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(c) Adverse Proceedings, Injunction, Etc. There shall not be (i) any order, decree or injunction of any court or agency of competent jurisdiction which enjoins or prohibits the Merger or any of the other transactions described in this Agreement or any of the parties hereto from consummating any such transaction, (ii) any pending or threatened investigation of the Merger or any of such other transactions by the United States Department of Justice, or any actual or threatened litigation under federal antitrust laws relating to the Merger or any other such transaction, (iii) any suit, action or proceeding by any person (including any governmental, administrative or regulatory agency or any shareholder), pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit Bancorp or Mutual from consummating the Merger or carrying out any of the terms or provisions of this Agreement, or (iv) any other suit, claim, action or proceeding pending or threatened against Bancorp or Mutual or any of their respective officers or directors which shall reasonably be considered by Bancorp or Mutual to be materially burdensome in relation to the proposed Merger or materially adverse in relation to the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of any party hereto, and which has not been dismissed, terminated or resolved to the satisfaction of all parties hereto within 90 days of the institution or threat thereof.

(d) Approval by Mutual’s Shareholders. The shareholders of Mutual shall have duly approved this Agreement and the Merger at the Mutual Shareholders’ Meeting, all to the extent required by and in accordance with the provisions of this Agreement, applicable law, and applicable provisions of Mutual’s Articles of Incorporation and Bylaws.

(e) Fairness Opinions.

(i) Bancorp shall have received as of the date hereof from Anderson & Strudwick a written opinion (the “Bancorp Fairness Opinion”) to the effect that the Merger is fair, from a financial point of view, to Bancorp and its shareholders.

(ii) Mutual shall have received as of the date hereof from Howe Barnes a written opinion (the “Mutual Fairness Opinion”) to the effect that the exchange ratio in the Merger is fair, from a financial point of view, to Mutual and its shareholders.

(f) Tax Opinion. Bancorp and Mutual shall have received the Tax Opinion from Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., in substance and form reasonably satisfactory to each of them.

(g) No Termination or Abandonment. This Agreement shall not have been terminated or abandoned by any party hereto.

7.02. Additional Conditions to M&F Bank and Bancorp’s Obligations. Notwithstanding any other provision of this Agreement to the contrary, M&F Bank and Bancorp’s separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or before the Closing Date:

(a) Material Adverse Effect. Except as Previously Disclosed to Bancorp, there shall not have occurred, with respect to Mutual, any Material Adverse Effect, nor (i) any material adverse change in Mutual’s financial condition, results of operations, prospects, business, assets, loan portfolio, deposit portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, is likely to cause, create or result in any such material adverse change, or of (ii) any condition or event which, with the lapse of time or otherwise, has caused or is likely to cause any statement, representation or warranty of Mutual herein to be or become inaccurate, misleading or incomplete in any material respect, or which has resulted or is likely to cause, create or result in the breach or violation in any material respect of any of Mutual’s covenants or agreements contained herein or in the failure of any of the conditions described in Sections 7.01 or 7.02.

(b) Compliance with Laws. Mutual shall have complied in all material respects with all federal and state laws and regulations applicable to it in connection with the transactions described in this Agreement where the violation of or failure to comply with any such law or regulation is likely to have a Material Adverse Effect on the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Mutual, or of Bancorp after the Effective Time, or on Mutual’s ability to consummate the Merger.

(c) Mutual’s Representations and Warranties and Performance of Agreements; Officers’ Certificate. Unless waived in writing by Bancorp as provided in Section 9.02, (i) each of the representations and warranties of Mutual contained in this

Agreement shall have been true and correct in all material respects as of the date hereof, and they shall remain true and correct on and as of the Closing Date with the same force and effect as though made on and as of such date; and (ii) Mutual shall have performed in all material respects all of its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date, except (x) for changes which are not, in the aggregate, material and adverse to the financial condition, results of operations, prospects, businesses, assets, deposit portfolio, loan portfolio, investments, properties or operations of Mutual or to Mutual’s ability to consummate the Merger and other transactions described herein, and (y) as otherwise contemplated by this Agreement.

Bancorp shall have received certificates dated as of the date hereof and as of the Closing Date and executed by each of Mutual’s senior management (including its then President, Chief Executive Officer, Chief Financial Officer and Senior Vice President, Retail Bank Operations) to the effect that the conditions of this subsection 7.02(c) have been met and as to such other matters as may be reasonably requested by Bancorp, including compliance with the covenants of Mutual contained in this Agreement, except as Previously Disclosed.

(d) Dissenters’ Rights. Immediately prior to the Closing, not more than fifteen percent (15%) of Mutual Common Shares shall be held by persons or entities who either have, or are then entitled to, exercise dissenter’s rights under North Carolina law.

(e) Legal Opinion of Mutual’s Counsel. Bancorp shall have received the written legal opinion of counsel for Mutual, dated as of the Closing Date and in form and substance reasonably satisfactory to Bancorp.

(f) Other Documents and Information. Mutual shall have provided to Bancorp correct and complete copies (certified by its Secretary) of resolutions of its Board of Directors and shareholders pertaining to approval of this Agreement and the Merger and other transactions contemplated herein, together with a certificate of the incumbency of its officers who executed this Agreement or any other documents delivered to Bancorp in connection with the Closing.

(g) Other Agreements. Mutual shall have terminated the Management and Director Compensation Agreements, and delivered to Bancorp satisfactory evidence of such termination(s), together with the validly executed Severance Agreements, Mutual Senior Management Waivers, Director Waivers, Stock Option Surrender Agreements and Affiliate Agreements.

(h) Merger Expenses. Expenses (exclusive of printing, mailing, transfer agent, proxy solicitation and other expenses related to the Mutual meeting of shareholders to consider and vote upon this Agreement) incurred by Mutual in connection with this Agreement and the Merger (including without limitation the entire amount of fees payable to Howe Barnes for the Mutual Fairness Opinion and its financial consulting services and fees payable to Mutual’s accountants and attorneys) shall not exceed an aggregate of $275,000.

(i) Acceptance by Bancorp’s Counsel. The form and substance of all legal matters described in this Agreement or related to the transactions contemplated herein shall be reasonably acceptable to Bancorp’s legal counsel.

7.03. Additional Conditions to Mutual’s Obligations. Notwithstanding any other provision of this Agreement to the contrary, Mutual’s separate obligations to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or before the Closing Date:

(a) Material Adverse Effect. Except as Previously Disclosed, there shall not have occurred, with respect to Bancorp, any Material Adverse Effect, nor (i) any material adverse change in Bancorp’s financial condition, results of operations, prospects, business, assets, loan portfolio, deposit portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, is likely to cause, create or result in any such material adverse change, or of (ii) any condition or event which, with the lapse of time or otherwise, has caused or is likely to cause any statement, representation or warranty of Bancorp herein to be or become inaccurate, misleading or incomplete in any material respect, or which has resulted or is likely to cause, create or result in the breach or violation in any material respect of any of Bancorp’s covenants or agreements contained herein or in the failure of any of the conditions described in Sections 7.01 or 7.03.

(b) Bancorp’s Representations and Warranties and Performance of Agreements; Officers’ Certificate. Unless waived in writing by Mutual as provided in Section 9.02, each of the representations and warranties of Bancorp contained in this Agreement shall have been true and correct in all material respects as of the date hereof, and they shall remain true and correct at and as of the Closing Date with the same force and effect as though made on and as of such date, except (i) for changes which are not, in the aggregate, material and adverse to Bancorp’s ability to consummate the Merger and other transactions described herein, and (ii) as otherwise contemplated by this Agreement; and, Bancorp shall have performed in all material respects all its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date.

Mutual shall have received a certificate dated as of the Closing Date and executed by Bancorp’s President and CEO to the effect that the conditions of this subsection have been met and as to such other matters as may be reasonably requested by Mutual.

(c) Legal Opinion of Bancorp’s Counsel. Mutual shall have received the written legal opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., counsel to Bancorp, dated as of the Closing Date and in form and substance reasonably satisfactory to Mutual.

(d) Other Documents and Information. Bancorp shall have provided to Mutual correct and complete copies (all certified by Bancorp’s Secretary) of resolutions of its Board of Directors pertaining to approval of this Agreement and the Merger and other transactions contemplated herein, together with a certificate as to the incumbency of Bancorp’s officers who executed this Agreement or any other documents delivered to Mutual in connection with the Closing.

(e) Acceptance by Mutual’s Counsel. The form and substance of all legal matters described in this Agreement or related to the transactions contemplated herein shall be reasonably acceptable to Mutual’s legal counsel.

ARTICLE VIII

TERMINATION; BREACH; REMEDIES

8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Mutual:

(a) by mutual consent of Bancorp, M&F Bank and Mutual in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b) by the Board of Directors of Bancorp, the Board of Directors of M&F Bank or the Board of Directors of Mutual if any of the Regulatory Authorities that must grant approval has denied approval of the Merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; unless the failure to receive such regulatory approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by the Board of Directors of Mutual, the Board of Directors of M&F Bank or the Board of Directors of Bancorp if the Merger shall not have been consummated on or before March 31, 2008, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

(d) by either the Board of Directors of Mutual, the Board of Directors of M&F Bank or the Board of Directors of Bancorp (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Bancorp or M&F Bank, in the case of a termination by Mutual, or Mutual, in the case of a termination by Bancorp or M&F Bank, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.02 or 7.03, as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the Closing Date.

8.02 Effect of Termination. In the event of termination of this Agreement by both Mutual or Bancorp or either of them as provided in Section 8.01(a), (b) or (c), this Agreement shall forthwith become void and have no effect, and none of Mutual, Bancorp or M&F Bank, or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 9.01 and 9.04 shall survive any termination of this Agreement, and notwithstanding anything to the contrary contained in this Agreement, neither Mutual nor Bancorp shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.03 Expenses. Unless Sections 8.04 or 8.05 are applicable, each party shall pay all Expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, whether or not the Merger is consummated. “Expenses” mean all out-of-pocket expenses (including fees and expenses of attorneys, accountants, investment bankers, consultants, experts and other third persons advising or assisting a party) incurred by a party or on its behalf.

8.04 Wrongful Termination. Notwithstanding the provisions of Sections 8.01 and 8.02, and except as otherwise provided in Section 8.05, if the Merger fails to be consummated because of the wrongful termination of this Agreement (which, for the avoidance of doubt, includes termination by Mutual pursuant to Section 4.01(a) hereof) or a willful or grossly negligent breach by Mutual, on the one hand, or Bancorp and/or M&F Bank, on the other hand, of any representation, warranty, covenant, undertaking, term, agreement or restriction contained herein applicable to it, then the breaching party shall pay the other party THREE HUNDRED FIFTY THOUSAND DOLLARS ($350,000.00) as liquidated damages in full compensation of all Expenses, damages, costs and other harm suffered by the non-breaching party as a result thereof.

8.05 Termination Fee. If (i) this Agreement is terminated because Mutual has entered theretofore into a letter of intent or an agreement with a person or entity other than Bancorp that provides for an entity to acquire Mutual, merge with or into Mutual, or purchase all or substantially all of the assets of Mutual, or (ii) prior to termination of this Agreement Mutual engages in negotiations relating to any such transaction and a letter of intent or agreement with respect thereto is entered into within twelve (12) months following the termination of this Agreement, and Bancorp has not consented in writing to such negotiations by Mutual, then Mutual shall pay to Bancorp a termination fee of THREE HUNDRED FIFTY THOUSAND DOLLARS ($350,000.00).

8.06 Payment Method. Any sum due to a party under Section 8.04 or 8.05 shall be made by wire transfer of immediately available funds to such account as the receiving party may designate.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.01. Survival of Representations, Warranties, Indemnification and Other Agreements. None of the representations, warranties or agreements contained in this Agreement shall survive the Effective Time, and no party shall have any right after the Effective Time to recover damages or any other relief from any other party to this Agreement by reason of any breach of representation or warranty, any non fulfillment or nonperformance of any agreement contained herein, or otherwise.

9.02. Waiver. Any term or condition of this Agreement may be waived (except as to matters of approvals from Regulatory Authorities and other approvals required by law), either in whole or in part, at any time by the party which is, and whose shareholders are, entitled to the benefits thereof; provided, however, that any such waiver shall be effective only upon a determination by the waiving party (through action of its Board of Directors) that such waiver would not materially adversely affect the interests of the waiving party or its shareholders; and, provided further, that no waiver of any term or condition of this Agreement by any party shall be effective unless such waiver is in writing and signed by the waiving party, nor shall any such waiver be construed to be a waiver of any succeeding breach of the same term or condition or a waiver of any other or different term of condition. No failure or delay of any party to exercise any power, or to insist upon a strict compliance by any other party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any party to demand full and complete compliance with such terms.

9.03. Amendment. This Agreement may be amended, modified or supplemented at any time or from time to time prior to the Effective Time, and either before or after its approval by the shareholders of Mutual, by an agreement in writing approved by the Boards of Directors of Mutual and Bancorp executed in the same manner as this Agreement; provided however, that, except with the further approval of Mutual’s shareholders of that change or as otherwise provided herein, following approval of this Agreement by Mutual’s shareholders no change may be made in the consideration of to be received in exchange for each share of Mutual Common Stock.

9.04. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier, or by U.S. mail, first class postage prepaid, and addressed as follows:

If to Bancorp or M&F Bank:	With copy to:

M&F Bancorp, Inc.	Robert A. Singer, Esq.
2634 Durham-Chapel Hill Boulevard,	Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.
Durham, NC 27707	2000 Renaissance Plaza
Attention: Kim D. Saunders	230 North Elm Street
Greensboro, NC 27401

If to Mutual:	With copy to:

Mutual Community Savings Bank, Inc., SSB	Edward B. Crosland, Jr., Esq.
315 East Chapel Hill Street,	Jones, Walker, Waechter, Poitevent, Carrere & Denègre, LLP
Durham, NC 27701	2600 Virginia Avenue, Suite 1113
Attention: William G. Smith	Washington, DC 20037

9.05. Further Assurance. Bancorp and Mutual each agrees to furnish to each other party such further assurances with respect to the matters contemplated in this Agreement and their respective agreements, covenants, representations and warranties contained herein, including the opinion of legal counsel, as such other party may reasonably request.

9.06 Headings and Captions. Headings and captions of the Sections of this Agreement have been inserted for convenience of reference only and do not constitute a part hereof.

9.07 Gender and Number. As used herein, the masculine gender shall include the feminine and neuter, the singular number, the plural, and vice versa, whenever such meanings are appropriate.

9.08. Entire Agreement. This Agreement (including all schedules and exhibit attached hereto and all documents incorporated herein by reference) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or any agreements between, any of the parties hereto other than those contained herein in writing.

9.09. Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, section, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

9.10. Assignment. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

9.11. Counterparts. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and which together shall constitute one agreement.

9.12. Governing Law. This Agreement is made in and shall be construed and enforced in accordance with the laws of the State of North Carolina.

9.13. Previously Disclosed Information. As used in this Agreement, “Previously Disclosed” shall mean the disclosure of information by Bancorp to Mutual, or by Mutual to

Bancorp, in a letter delivered by the disclosing party or parties to the other parties prior to the date hereof, specifically referring to this Agreement, and arranged in sections corresponding to the Sections, Subsections and items of this Agreement applicable thereto. Information shall be deemed Previously Disclosed for the purpose of a given Section, Subsection or item of this Agreement only to the extent that a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.

9.14 Knowledge. The phrase “to the knowledge of management” and similar phrases, as used in this Agreement, with reference to certain facts or information shall be deemed to refer to facts or information of which management of Mutual or management of Bancorp and M&F Bank, as the case may be, are consciously aware or of which such management should have become consciously aware in the ordinary course of business and the diligent performance of their management duties in accordance with best industry practices.

9.15 Inspection.

(a) Any right of Mutual under this Agreement to investigate or inspect the assets, books, records, files and other information of Bancorp in no way shall establish any presumption that Mutual should have conducted any investigation or that such right has been exercised by Mutual, its agents, representatives or others. Any investigations or inspections actually made by Mutual or its agents, representatives or others prior to the date of this Agreement or otherwise prior to the Effective Time shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of Bancorp in this Agreement.

(b) Any right of Bancorp under this Agreement to investigate or inspect the assets, books, records, files and other information of Mutual in no way shall establish any presumption that Bancorp should have conducted any investigation or that such right has been exercised by Bancorp, its agents, representatives or others. Any investigations or inspections actually made by Bancorp or its agents, representatives or others prior to the date of this Agreement or otherwise prior to the Effective Time shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of Mutual in this Agreement.

[Remainder of page intentionally left blank – signature page follows.]

IN WITNESS WHEREOF, Bancorp, M&F Bank and Mutual each has caused this Agreement to be executed in its name by its duly authorized officers and its corporate seal to be affixed hereto as of the date first above written.

M&F BANCORP, INC.

[CORPORATE SEAL]

By:
Kim D. Saunders,
President and Chief Executive Officer

ATTEST:

Secretary

MECHANICS & FARMERS BANK

[CORPORATE SEAL]

By:
Kim D. Saunders,
President and Chief Executive Officer

ATTEST:

Secretary

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

[CORPORATE SEAL]

By:
William G. Smith,
President and Chief Executive Officer

ATTEST:

Secretary

As an inducement to M&F Bancorp, Inc. and Mechanics & Farmers Bank to enter into this Agreement, each of the undersigned directors of Mutual Community Savings Bank, Inc., SSB executes this Agreement and in so doing agrees to vote all shares of common stock of Mutual in favor of this Agreement and the Merger contemplated hereby.

By:		By:
	Director		Director

By:		By:
	Director		Director

By:		By:
	Director		Director

By:		By:
	Director		Director

By:		By:
	Director		Director

By:		By:
	Director		Director

INDEX OF EXHIBITS

Document	Exhibit
Affiliate Agreement	A

EXHIBIT A

                    , 2007

M&F Bancorp, Inc.

2634 Durham-Chapel Hill Blvd.

Durham, NC 27707

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of Mutual Community Savings Bank, Inc., SSB, a North Carolina state savings bank (“Mutual”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). I have been further advised that, pursuant to the terms of the Agreement and Plan of Reorganization and Merger, dated as of August 9, 2007 (the “Merger Agreement”), by and among Mutual, Mechanics & Farmers Bank, a North Carolina banking corporation (“M&F Bank”), and M&F Bancorp, Inc., a North Carolina bank holding corporation (“Bancorp”), Mutual will be merged with and into M&F Bank (the “Merger”) and that, as a result of the Merger, I may receive shares of Bancorp Common Stock (as defined in the Merger Agreement) in exchange for shares of Mutual Common Stock (as defined in the Merger Agreement) owned by me.

I represent, warrant and covenant to Bancorp that in the event I receive any Bancorp Common Stock as a result of the Merger:

a.	I shall not make any sale, transfer or other disposition of the Bancorp Common Stock in violation of the Act or the Rules and Regulations.

b.	I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Bancorp Common Stock to the extent I believed necessary with my counsel or counsel for Mutual.

c.

I have been advised that the issuance of Bancorp Common Stock to me pursuant to the Merger has been registered with the Commission under the Act. I have also been advised, however, that, since (i) at the time the Merger was submitted for a vote of the shareholders of Mutual I was deemed to have been an affiliate of Mutual and (ii) any distribution by me of the Bancorp Common Stock will not be registered under the Act, I may not sell, transfer or otherwise dispose of Bancorp Common Stock issued to me in the Merger unless (x) such sale, transfer or other disposition has been registered under the Act, (y) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 promulgated by the

Commission under the Act, or (z) in the opinion of counsel reasonably acceptable to Bancorp, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

d.	I understand that Bancorp is under no obligation to register the sale, transfer or other disposition of the Bancorp Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

e.	I also understand that “stop transfer” instructions will be given to Bancorp’s transfer agent with respect to the Bancorp Common Stock and that there will be placed on the certificates for the Bancorp Common Stock issued to me, or any substitutions therefor, a legend stating in the substance:

“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said Act or an exemption from such registration.”

It is understood and agreed that the legend set forth in paragraph (e) above shall be removed by delivery of substitute certificate(s) without such legend if the undersigned shall have delivered to Bancorp a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Bancorp, to the effect that such legend is not required for purposes of the Act.

Very truly yours,

(Please print name)

Accepted this              day of

                    , 200     by

M&F BANCORP, INC.

By:
Name:
Title: